Exhibit 10.3

EXECUTION COPY

UNCOMMITTED

CREDIT AGREEMENT

Dated as of April 30, 2007

among

INTL COMMODITIES, INC.,

as Borrower,

FORTIS CAPITAL CORP.

as Administrative Agent and

Sole Lead Arranger,

FORTIS BANK S.A./N.V. NEW YORK BRANCH, as Issuing Bank,

SOCIÉTÉ GÉNÉRALE, as Documentation Agent,

and

CERTAIN LENDERS WHICH MAY BECOME PARTIES HERETO

FROM TIME TO TIME

THIS AGREEMENT PROVIDES FOR AN

UNCOMMITTED FACILITY WITH A DEMAND FEATURE.

ALL ADVANCES AND ISSUANCES OF LETTERS OF CREDIT

ARE DISCRETIONARY ON THE PART OF THE LENDERS

IN THEIR SOLE AND ABSOLUTE DISCRETION.

THE LENDERS MAY MAKE DEMAND FOR PAYMENT AT ANY TIME

IN THEIR SOLE AND ABSOLUTE DISCRETION.

- i -

ARTICLE VI REPRESENTATIONS AND WARRANTIES		53
6.01	Existence and Power	53
6.02	Authorization; No Contravention	53
6.03	Governmental Authorization	54
6.04	Binding Effect	54
6.05	Litigation	54
6.06	No Default	54
6.07	ERISA Compliance	54
6.08	Use of Proceeds; Margin Regulations	55
6.09	Title to Properties	55
6.10	Taxes	55
6.11	Financial Condition	55
6.12	Environmental Matters	55
6.13	Regulated Entities	55
6.14	No Burdensome Restrictions	56
6.15	Copyrights, Patents, Trademarks and Licenses, etc.	56
6.16	Subsidiaries	56
6.17	Insurance	56
6.18	Full Disclosure	56
6.19	Office of Foreign Asset Control	56

ARTICLE VII AFFIRMATIVE COVENANTS		57
7.01	Financial Statements	57
7.02	Certificates; Other Information	58
7.03	Notices	58
7.04	Preservation of Corporate Existence, Etc.	59
7.05	Maintenance of Property	59
7.06	Insurance	60
7.07	Payment of Obligations	60
7.08	Compliance with Laws	60
7.09	Compliance with ERISA	60
7.10	Inspection of Property and Books and Records	60
7.11	Environmental Laws	61
7.12	Use of Proceeds	61
7.13	Collateral Position Audit	61
7.14	Payments to Bank Deposit Accounts	61
7.15	Financial Covenants	61
7.16	Security for Obligations	62
7.17	Inventory located in the UAE	62
7.18	USA PATRIOT Act Notice	62
7.19	Qualification to Do Business in the State of New York	62

ARTICLE VIII NEGATIVE COVENANTS		62
8.01	Limitation on Liens	62
8.02	Consolidations and Mergers	64
8.03	Limitation on Indebtedness	64
8.04	Transactions with Affiliates	64

- ii -

8.05	Use of Proceeds	64
8.06	Contingent Obligations	64
8.07	Restricted Payments	65
8.08	ERISA	65
8.09	Change in Business	65
8.10	Accounting Changes	65
8.11	Net Position	66
8.12	Change of Management	66
8.13	Risk Management Policy	66
8.14	Capital Expenditures	66
8.15	Loans and Investments	66
8.16	Bank Deposit Accounts Investments	66
8.17	Maximum amount of JV Eligible Accounts Receivable	66

ARTICLE IX EVENTS OF DEFAULT		66
9.01	Event of Default	66
9.02	Remedies	68
9.03	Rights Not Exclusive	69
9.04	Application of Payments	69

ARTICLE X ADMINISTRATIVE AGENT		69
10.01	Appointment and Authorization	69
10.02	Delegation of Duties	70
10.03	Liability of Administrative Agent	70
10.04	Reliance by Administrative Agent	71
10.05	Notice of Default	71
10.06	Credit Decision	71
10.07	Indemnification	72
10.08	Administrative Agent in Individual Capacity	72
10.09	Successor Administrative Agent	73
10.10	Foreign Lenders	73
10.11	Collateral Matters	74
10.12	Monitoring Responsibility	74

ARTICLE XI MISCELLANEOUS		75
11.01	Amendments and Waivers	75
11.02	Notices	77
11.03	No Waiver; Cumulative Remedies	78
11.04	Costs and Expenses	78
11.05	Indemnity	78
11.06	Payments Set Aside	79
11.07	Successors and Assigns	79
11.08	Confidentiality	82
11.09	Set-off	82
11.10	Automatic Debits of Fees	83
11.11	Notification of Addresses, Lending Offices, Etc.	83
11.12	Counterparts	83

- iii -

11.13	Severability	83
11.14	No Third Parties Benefited	83
11.15	Integration	83
11.16	Survival of Representations and Warranties	84
11.17	Governing Law and Jurisdiction	84
11.18	Waiver of Jury Trial	85
11.19	Discretionary Facility	85
11.20	Intercreditor Agreement	85
11.21	Payments Under UAE Pledge Agreement	85
11.22	Entire Agreement	86

- iv -

SCHEDULES

Schedule A	Tier I and Tier II Account Parties and Credit Limits
Schedule 2.01	Uncommitted Line and Uncommitted Line Portion
Schedule 6.05	Litigation, and Patent, Trademark, etc. Claims
Schedule 6.07	ERISA Matters
Schedule 6.12	Environmental Matters
Schedule 6.16	Subsidiaries and Equity Investments
Schedule 6.17	Insurance Matters
Schedule 7.03(f)	Approved Foreign Locations
Schedule 7.15	Financial Covenants
Schedule 8.01	Permitted Indebtedness and Liens
Schedule 8.06	Contingent Obligations
Schedule 11.02	Lending Offices and Addresses for Notices

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B-l	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Borrowing Base Collateral Position Report
Exhibit F	Form of Net Position Report
Exhibit G	Form of Notice Of Disapproval of Further Advances and Letters of Credit
Exhibit H	Subordination Agreement
Exhibit I	Form of Notice of Maximum Amount Increase Election
Exhibit J	Form of Tripartite Agreement

- v -

UNCOMMITTED CREDIT AGREEMENT

This UNCOMMITTED CREDIT AGREEMENT (this “Agreement”) is entered into as of April 30, 2007, among INTL COMMODITIES, INC., a Delaware corporation (the “Borrower”), each of the LENDERS listed on the signature pages hereof and each other financial institution which may become a party hereto from time to time (individually, a “Lender” and collectively, the “Lenders”), SOCIÉTÉ GÉNÉRALE, as Documentation Agent, FORTIS BANK S.A./N.V. NEW YORK BRANCH, as Issuing Bank, and FORTIS CAPITAL CORP., a Connecticut corporation, as Sole Lead Arranger and Administrative Agent (“Fortis” and in all such capacities, together with its successors in such capacities, the “Administrative Agent”).

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders desire to enter into this facility to provide an uncommitted revolving credit facility with a letter of credit facility to the Borrower, all as set forth in this Agreement and the Borrower desires that the Lenders provide such financing.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Account” has the meaning stated in the New York Uniform Commercial Code as in effect from time to time.

“Account Debtor” means a Person who is obligated to the Borrower under an Account of the Borrower.

“Acceptable Investment Grade Credit Enhancement” means either, (x) a Standby L/C (in form and substance satisfactory to the Administrative Agent), or (y) credit insurance covering the related counterparty under the terms sold and for no less than the amount due in respect of such sales transaction, in any event ((x) or (y)) issued by an Investment Grade Issuer and in connection with which such Investment Grade Issuer has consented to an assignment of proceeds of such letter of credit or credit insurance to the Administrative Agent or otherwise as to which the Administrative Agent has a perfected security interest in the proceeds thereof for the benefit of the Lenders pursuant to Article 9 of the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided, however, that the relevant Borrower or the Subsidiary is the surviving entity.

“Adjusted Pro Rata Share” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Administrative Agent” means Fortis in its capacity as administrative agent and collateral agent for the Lenders hereunder, and any successor agent arising under Section 10.09.

“Administrative Agent-Related Persons” means Fortis and any successor agent arising under Section 10.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 hereto in relation to Administrative Agent, or such other address as Administrative Agent may from time to time specify.

“Advance Maturity Date” means the maturity date of Revolving Loans made hereunder which will be the earliest to occur of (a) written demand by Administrative Agent (at the request of the Required Lenders), (b) the Expiration Date, or (c) a date not to exceed 180 days from the date such Revolving Loan is made.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Uncommitted Credit Agreement, as amended from time to time pursuant to the terms hereof.

“Aggregate Amount” means the Effective Amount of all outstanding Revolving Loans plus the Effective Amount of all L/C Obligations.

“Applicable Margin” means, as to each Loan and the Issuance of each Standby L/C, the percentage per annum for each such Loan or for the Standby L/C Fee, as the case may be, determined from the following table and corresponding to the Working Capital Leverage Ratio in effect as of the most recent Calculation Date (as defined below):

Level	Working Capital Leverage Ratio	Applicable Margin
Level III	7.50:1 to 9.00:1	1.875%
Level II	6.00:1 to less than 7.50:1	1.75%
Level I	Below 6.00:1	1.625%

The Applicable Margin shall be determined and adjusted monthly on the date (each a “Calculation Date”) five (5) Business Days after the date on which Borrower provides the monthly officer’s certificate for each month in accordance with the provisions of Section 7.02(a); provided, however, that (i) the initial Applicable Margin shall be based on Level III (as shown above) and shall remain at Level III until the first Calculation Date following the last day of the first month ending after the Closing Date, and, thereafter, the Level shall be determined by the then current Working Capital Leverage Ratio, and (ii) if Borrower fails to provide the officer’s certificate to the Administrative Agent for any month as required by and within the time limits set forth in Section 7.02(a), the Applicable Margin from the applicable date of such failure shall be based on Level III until five (5) Business Days after an appropriate officer’s certificate is provided, whereupon the Level shall be determined by the then current Working Capital Leverage Ratio. Except as set forth above, the Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. In the event that (i) any financial statement or certificate required by Section 7.02(a) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and (ii) any Uncommitted Line Portions are effective or any Obligations are outstanding when such inaccuracy is discovered: (x) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined by reference to such certificate, and (z) the Borrower shall immediately pay to the Administrative Agent for the ratable benefit of the Lenders the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof; provided, however, that, if the Borrower fails to deliver such corrected certificate required by clause (x) above, the Applicable Margin shall be based on Level III (as shown above) and shall apply for such Applicable Period.

“Approved Brokerage Accounts” means brokerage accounts maintained by the Borrower with an Eligible Broker for the purpose of allowing the Borrower to engage in the purchase and sale of commodity futures, commodity options, forward or leverage contracts and/or actual or cash commodities, and subject to a fully perfected first priority security interest in favor of Administrative Agent for the benefit of the Lenders (including a tri-party control agreement, acceptable to Lenders).

“Approved Foreign Location” means the UAE, the Republic of Singapore, the Swiss Confederation, the UK and the country of Mexico.

“Approving Lenders” has the meaning set forth in Section 2.13.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bank Deposit Accounts” means (a) accounts no. 003933344186 and no. 003933344364 in the name of Borrower maintained with Bank of America, N.A. into which collections from the Borrower’s Accounts will be deposited pursuant to Section 7.14 below and which are subject to a Deposit Account Control Agreement, and (b) any other account approved by Administrative Agent which is also subject to a Deposit Account Control Agreement.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. § 101, et seq.).

“Base Metals” means aluminum, copper, lead and any other base metal approved in writing by the Required Lenders from time to time.

“Base Rate” means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; or (b) the per annum rate of interest established by Fortis Bank S.A./N.V. from time to time at its principal office in New York City as its “prime rate” or “base rate” for United States Dollar loans (with any change on such “prime rate” or “base rate” to become effective as and when such “prime rate” or “base rate” changes). (The “prime rate” or “base rate” is a rate set by Fortis Bank S.A./N.V. based upon various factors including Fortis Bank S.A./N.V.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

“Base Rate Loan” means any Loan bearing interest based upon the Base Rate.

“Borrower” means INTL Commodities, Inc., a Delaware corporation.

“Borrower’s NY Security Agreement” means a security agreement, in form and substance acceptable to Administrative Agent and the Lenders, duly executed by the Borrower and delivered to the Administrative Agent, for the benefit of the Secured Parties (as defined therein), granting to Administrative Agent, as collateral agent for the Secured Parties, a first and prior security interest in and Lien upon all Collateral under New York law, subject to Permitted Liens.

“Borrower’s Singapore Pledge Agreement” means a Deed in form and substance acceptable to Administrative Agent and the Lenders, duly executed by the Borrower and delivered to Administrative Agent, for the benefit of the Lenders, granting to Administrative Agent a pledge on the Borrower’s inventory of Products under Singapore law, subject to Permitted Liens.

“Borrower’s UAE Pledge Agreement” means a Pledge Agreement in form and substance acceptable to Administrative Agent and the Lenders, duly executed by the Borrower and delivered to Administrative Agent, for the benefit of the Lenders, granting to Administrative Agent a pledge on the Borrower’s inventory of Products under the laws of the UAE, subject to Permitted Liens.

“Borrower’s UK Security Agreement” means an Assignment of Account (with respect to each account in which inventory is being held in the United Kingdom), in form and substance acceptable to Administrative Agent and the Lenders, duly executed by the Borrower and delivered to Administrative Agent, for the benefit of the Lenders, granting to Administrative Agent a first and prior security interest in and Lien upon the Borrower’s inventory of Products under the laws of the United Kingdom, subject to Permitted Liens.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made to the Borrower on the same day by the Lenders under Article II.

“Borrowing Base Advance Cap” means at any time an amount equal to the lesser of:

(a) the Maximum Amount; and

(b) the sum of:

(i)	100% of Eligible Cash Collateral; plus

(ii)	95% of the value of Eligible Warrantable Inventory; plus

(iii)	90% of the value of equity (net liquidity value) in Approved Brokerage Accounts; plus

(iv)	90% of the value of Tier I Accounts; plus

(v)	90% of the value of Eligible Precious Metals Inventory; plus

(vi)	85% of the value of Eligible Base Metals Inventory; plus

(vii)	85% of the value of Eligible Other Precious Metals Inventory; plus

(viii)	85% of the value of Tier II Accounts; plus

(ix)	85% of the value of Contingent Inventory; plus

(x)	80% of the value of Eligible Supplier Advances; plus

(xi)	80% of the value of JV Eligible Accounts Receivable; plus

(xii)	75% of the value of Eligible Other Metals Inventory; plus

(xiii)	90% of the value of any mark to market exposure of the Swap Banks to the Borrower under Swap Contracts as reported by the Swap Banks, after taking into account any netting in accordance with industry standards, if positive; less

(xiv)	110% of the value of any mark to market exposure of the Borrower to the Swap Banks under Swap Contracts as reported by the Swap Banks, after taking into account any netting in accordance with industry standards, if negative.

In no event shall any amounts described in (b)(i) through (b)(xii) above which may fall into more than one of such categories be counted more than once when making the calculation under subsection (b) of this definition.

As a condition precedent to the inclusion of any Collateral located in a jurisdiction other than the UAE, the Republic of Singapore and the UK in the Borrowing Base Advance Cap, (i) the Borrower shall have obtained the prior written consent of all Lenders as to such jurisdiction, and (ii) the Borrower shall have delivered to the Administrative Agent and the Lenders (x) an executed security agreement and/or other documentation requested by counsel to the Administrative Agent in its discretion as may be necessary or advisable to perfect a first priority security interest (or the equivalent under local law) of the Administrative Agent for the benefit of the Lenders in the related Collateral located in such jurisdiction (including, without limitation, with respect to inventory located in Mexico, a floating lien (Prenda) under Mexican law, and with respect to inventory located in Switzerland, a pledge agreement under Swiss law); (y) executed financing statements or other registrations of pledge which may be requested by counsel to the Administrative Agent in form ready for filing in all relevant recording offices; and (z) an opinion or opinions of counsel to the Borrower (or, if the Administrative Agent shall agree, counsel to the Administrative Agent) licensed to practice in said jurisdiction opining as to the attachment and perfection of the related security interest and any other matters reasonably requested by Administrative Agent and its counsel.

For the purposes of calculating the Borrowing Base Advance Cap hereunder, the value of Products located in the UAE shall not exceed $50,000,000 in the aggregate, before application of the applicable advance rate.

“Borrowing Base Collateral Position Report” means a report detailing all Collateral which has been or is being used in determining availability for a Loan or Letter of Credit issuance under the Borrowing Base Line, such report to be in the form attached hereto as Exhibit E, which shall have attached thereto schedules, all in form and substance acceptable to the Lenders, showing (a) Cash Collateral and cash reconciliations, (b) Eligible Inventory with additional back-up information on location, price and quantity, (c) Tier I and Tier II Eligible Accounts Receivable (net of offsets, counterclaims or other applicable deductions as provided in the definition of “Eligible Accounts Receivable” herein) and agings thereof, (d) the amount of any mark to market exposure to the Swap Banks whether positive or negative, (e) summary pages of equity statements relating to all Approved Brokerage Accounts, and (f) price risk position statements.

“Borrowing Base Line” means the uncommitted line of credit (a) to finance working capital requirements related to Product activities; (b) to provide for Letters of Credit as described hereunder; and (c) to fund payments due to any Swap Bank under a Swap Contract.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized, or required, by law to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Stock” means capital stock, equity interest or other obligations or securities of, or any interest in, any Person.

“Cash Collateral” means currency issued by the United States and Marketable Securities which have been Cash Collateralized for the benefit of the Lenders or the Swap Banks, as applicable.

“Cash Collateralize” means to pledge and deposit with or deliver to Bank of America, for the benefit of Administrative Agent, the Issuing Bank and the Lenders, Cash Collateral as collateral for the Obligations pursuant to documentation in form and substance satisfactory to Administrative Agent and the Lenders. The Borrower hereby grants Administrative Agent, for the benefit of Administrative Agent, the Issuing Bank and the Lenders, a security interest in all such Cash Collateral to secure the Obligations. Cash Collateral consisting of cash shall be maintained in the Bank Deposit Accounts.

“Change of Control” means the sale, pledge, hypothecation, assignment or other transfer, whether direct or indirect, of more than twenty percent (20%) of the Capital Stock or other ownership rights in the Borrower to any entity (including any sale, pledge, hypothecation, assignment or other transfer by Parent of the Capital Stock or other ownership rights in any Person owning, directly or indirectly, more than twenty percent (20%) of the Capital Stock or other ownership rights in the Borrower) without the prior written consent of all of the Lenders.

“Close-out Amount” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived in writing by all Lenders.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all assets of the Borrower including, without limitation, all accounts, equipment, chattel paper, inventory, Product in transit, instruments, contract rights, the Bank Deposit Accounts, Borrower’s operating account, stock, partnership interests, and general intangibles, whether presently existing or hereafter acquired or created and the proceeds thereof.

“Collateral Agent” means Fortis and/or any of its Affiliates, as applicable.

“Collateral Position” means, at any time, the valuation of all assets relating to, and the determination of the total availability under, the Borrowing Base Advance Cap.

“Compliance Certificate” means a certificate, in form attached hereto as Exhibit C, whereby the Borrower certifies that it is in compliance with this Agreement.

“Contingent Inventory” means an amount equal to the undrawn and available Face Amount of any outstanding letter of credit issued in connection with the physical purchase of Products by the Borrower, which Products have not yet been delivered to the Borrower, minus the value (determined by means of a commercially reasonable method agreed to by the Borrower and the Administrative Agent) of any costs or other liabilities incurred under such letter of credit for the purchase of the related Products; provided, that while the applicable supplier has title to such Products, such Products are not included as Eligible Inventory, but upon delivery to the Borrower, (i) such Products shall qualify as Eligible Inventory, (ii) the Borrower shall have the absolute and unqualified right to obtain such Products from the applicable supplier, and (iii) the Borrower’s right in such Products shall be subject to the Lender’s valid, perfected first priority security interest. The collateral value resulting from the calculation hereof shall not be duplicative of amounts included in the calculation of any other Borrowing Base line item for any reason.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another Person (which obligations and Person are referred to herein as the “primary obligation” and the “primary obligor,” respectively), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefore, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any swap contract, including Swap Contracts.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues such Loans as Loans of the same Type, but with a new Interest Period.

“Conversion to Reduced Funding Lenders Date” has the meaning specified in Section 2.13.

“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Credit Limit” means the maximum amount of Accounts, in the aggregate, owing by a Person to the Borrower which may be treated as Eligible Accounts Receivable with respect to such Person, as indicated on the approved account list as agreed to by the Lenders from time to time, which list on the Closing Date shall be set forth on Schedule A attached hereto. Schedule A shall be deemed amended without further action immediately upon the Lenders’ approval in writing of any revisions thereto.

“Current Assets” means those assets of the Borrower and its consolidated Subsidiaries which would in accordance with GAAP be classified as current assets of a corporation conducting a business the same as or similar to the businesses of the Borrower and its consolidated Subsidiaries.

“Current Liabilities” means Indebtedness of the Borrower and its consolidated Subsidiaries which would in accordance with GAAP be classified as current liabilities of a corporation conducting a business the same as or similar to the businesses of the Borrower and its consolidated Subsidiaries.

“Declining Lender” has the meaning specified in Section 2.13 and “Declining Lenders” means all Lenders that are a Declining Lender.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Subsection 2.07(a).

“Deposit Account Control Agreements” means (a) the Deposit Account Control Agreement dated April 30, 2007, among Administrative Agent, Borrower and Bank of America, N.A., and (b) any other Deposit Account Control Agreement pertaining to a Bank Deposit Account.

“Documentary L/C” means a Letter of Credit with a tenor of up to one hundred and eighty (180) days, the proceeds of which are intended at the time of Issuance to be used to pay the purchase price in connection with a purchase of Product, and for which the underlying payment obligation of the Issuing Bank is conditioned upon the presentation to the Issuing Bank of certain documents listed in such Letter of Credit.

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any amendments, reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Accounts Receivable” means, at the time of any determination thereof, each of the Borrower’s Accounts as to which the following requirements have been fulfilled to the satisfaction of the Required Lenders:

(a) Such Account either (i) (x) is the result of a sale of Product to a Tier I Account Party, Tier II Account Party or is a JV Eligible Account Receivable, or (y) is secured by an Acceptable Investment Grade Credit Enhancement or by credit insurance in amounts and from an insurance provider acceptable to the Required Lenders (or after the Conversion to Reduced Funding Lenders Date, all Approving Lenders), and (ii) when added to the outstanding Accounts owing by any one Account Debtor, is for an amount less than the applicable Credit Limit for such Account Debtor as listed on Schedule A hereto;

(b) Borrower has lawful and absolute title to such Account;

(c) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account for goods actually delivered to such Account Debtor in the ordinary course of the Borrower’s business;

(d) Such Account shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim reduction, adjustment, contra account or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying liability under such Account and any portion representing sales, excise, use or similar taxes; provided, however, that in the event that the portion that is subject to any such dispute, counterclaim or other claim or defense is secured with a letter of credit issued by an Investment Grade Issuer, such portion secured by the letter of credit shall not be excluded;

(e) Such Account is not evidenced by any chattel paper, promissory note or other instrument;

(f) Such Account is subject to a perfected first priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of Administrative Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person, and such Account is not subject to any security interest or Lien in favor of any Person other than the Liens of the Lenders pursuant to the Loan Documents;

(g) Such Account shall have excluded therefrom any portion which is not payable in United States Dollars;

(h) Such Account has been in existence (i) for 10 days or less from the date of issuance of the related invoice if relating to Precious Metals (except as specified on Schedule A hereto), or (ii) for 90 days or less from the date of issuance of the related invoice if relating to Base Metals, provided that invoices relating to Base Metals shall not have a due date more than 60 days from the date of issuance and the Account shall not be more than 30 days past due;

(i) No Account Debtor in respect of such Account is an Affiliate of the Borrower (except for the Joint Venture);

(j) No Account Debtor in respect of such Account is incorporated in or primarily conducting business in any jurisdiction outside of the U.S., the UK, Malaysia (only with respect to the Account Debtor listed on Schedule A hereto) or the UAE (only with respect to the Joint Venture), unless such Account Debtor and the Account is approved in writing by all Lenders (or after the Conversion to Reduced Funding Lenders Date, all Approving Lenders);

(k) No Account Debtor, or guarantor of such Account Debtor’s Obligations with respect to such Account, in respect of such Account (i) is insolvent, or generally fails to pay, or admits in writing its inability to pay its debts as they become due, whether at stated maturity or otherwise, or (ii) commences any Insolvency Proceeding with respect to itself; or (iii) has had an Insolvency Proceeding commenced or filed against it;

(l) The Account Debtor of such Account shall not be a Governmental Authority unless all actions required under the Assignment of Claims Act of 1940, as amended, if any, applicable to such Account and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent for the benefit of the Lenders, under the Borrower’s NY Security Agreement;

provided, that the amount of Accounts owing by an Account Debtor to the Borrower (excluding Accounts described in paragraph (a)(ii) above relating to Accounts secured by letters of credit) which may be treated as Eligible Accounts Receivable may not exceed the Credit Limit for such Account Debtor.

For purposes of applying the above requirements for determining an Eligible Account Receivable, if the Administrative Agent requests the approval of a Lender to treat an Account as an Eligible Account Receivable, and such Lender does not respond to Administrative Agent within five (5) Business Days of the receipt of such written request, such Lender shall be deemed to have approved the treatment of the Account as an Eligible Account Receivable.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00; provided, however, that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial lending and that is (i) a Subsidiary of a Lender (or bank referred to in the preceding clauses (a) or (b)), (ii) a Subsidiary of a Person of which a Lender (or bank referred to in the preceding clauses (a) or (b)), is a Subsidiary, or (iii) a Person of which a Lender (or bank referred to in the preceding clauses (a) or (b)) is a Subsidiary; and (d) any Person upon which Administrative Agent and Borrower have agreed (except that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing) may serve as an Eligible Assignee.

“Eligible Base Metals Inventory” means Eligible Inventory consisting of Base Metals, that (i) has been hedged pursuant to a commodities contract relating to a commodities account that is subject to a tripartite agreement between the Borrower, the Administrative Agent and an

Eligible Broker in form and substance acceptable to the Administrative Agent granting a first priority perfected security interest in the underlying account to the Administrative Agent for the benefit of the Lenders, or (ii) is subject to a valid forward sale contract to a purchaser reasonably acceptable to the Administrative Agent.

“Eligible Broker” means any broker approved in writing by Administrative Agent and all the Lenders.

“Eligible Cash Collateral” means Cash Collateral and other liquid investments which are acceptable to the Lenders in their sole discretion and which are subject to a first priority perfected security interest in favor of the Administrative Agent, as collateral agent for the Lenders, but which shall not include Cash Collateral in which a Lien has been granted by the Borrower in order to secure the margin requirements of a swap contract permitted under Section 8.06(b).

“Eligible Commodities Futures Accounts” means an account or accounts with an Eligible Broker in which the Administrative Agent is granted a first and prior security interest as Administrative Agent for the Lenders pursuant to Hedging Assignments which security interest is subject only to the rights of the Eligible Broker under such accounts.

“Eligible Inventory” means, at the time of determination thereof, all of the Borrower’s inventory of Products stored in facilities located in the U.S. or in an Approved Foreign Location (and provided all the Lenders must have approved all facility owners) valued at current market (as referenced by a published source acceptable to all Lenders or after the Conversion to Reduced Funding Lenders Date, all Approving Lenders in their sole discretion) (except with respect to Eligible Other Metals Inventory and Eligible Other Precious Metals Inventory which shall be valued at the lower of cost and market), and in all instances as to which the following requirements have been fulfilled to the satisfaction of the Required Lenders:

(a) The inventory is owned by the Borrower and the Borrower has good, valid and marketable title free and clear of all Liens in favor of third parties, except Liens permitted under clauses (b), (c) and (d) of Section 8.01 hereof;

(b) The inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to Administrative Agent’s security interest for the benefit of the Lenders, nor shall such inventory have become the subject of a customer’s ownership or Lien;

(c) The inventory is in transit in the U.S. or in an Approved Foreign Location under the control and ownership of the Borrower or a document of title has been issued in accordance with clause (d) of this definition, if such inventory is in the hands of a third party carrier or is located in the U.S. or in an Approved Foreign Location, or at such other place as has been specifically agreed to in writing by all Lenders (or after the Conversion to Reduced Funding Lenders Date, all Approving Lenders) and the Borrower and, if such inventory is located in an Approved Foreign Location, the Administrative Agent and the Lenders shall have obtained documentation (including pledge or security agreements, any required filings, and legal opinions of local counsel to the extent requested) acceptable to them reflecting that the equivalent of a first priority perfected security interest and Lien has been obtained in respect of such inventory in favor of the Administrative Agent for the benefit of the Lenders;

(d) None of such inventory is evidenced by bills of lading or other documents of title, whether negotiable or non-negotiable, unless such negotiable document of title has been issued and duly negotiated to the Borrower, the Administrative Agent or to order, blank endorsed, and in possession of the Borrower or the Administrative Agent, or such non-negotiable document of title has been issued in the name of and delivered to the Borrower or the Administrative Agent, and, in each case, the issuer is acceptable to the Administrative Agent;

(e) If the inventory is located in a storage facility in an Approved Foreign Location or on consignment with a customer of Borrower, such facility or customer, as the case may be, together with the related storage or consignment agreement, must be acceptable to each Lender in its sole discretion, and for all storage facilities or customer consignees, the Borrower shall have furnished to Administrative Agent a signed letter in form and substance satisfactory to Administrative Agent addressed to each owner of a storage facility or customer consignee, notifying such owner of the Administrative Agent’s security interest in the inventory for the benefit of the Lenders and in the event that UCC financing statements have been filed in connection with any such consignment, such financing statements shall be assigned to the Administrative Agent for the benefit of the Lenders;

(f) The inventory is currently insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates and Administrative Agent, for the benefit of the Lenders, has been named as an additional insured and loss payee under all such policies (except for inventory located at UBS Zurich), without liability for premiums or club calls;

(g) The inventory was acquired by the Borrower in the ordinary course of business from a Person that is not an Affiliate of the Borrower;

(h) The Borrower has the full and unqualified right to assign and grant a Lien on such inventory to the Lenders as security for its Obligations hereunder;

(i) The inventory is currently saleable in the normal course of the Borrower’s business;

(j) With respect to any inventory located in the UAE (w) such inventory is located at a warehouse which is registered with the Dubai Multi-Commodities Centre (the “DMCC”) and authorized by the DMCC to issue depository gold receipts (each a “DGR”) representing such inventory, (x) the Borrower has issued a pledge notification relating to such DGR on the web-based collateral management warehouse receipt system (the “DGR System”) of the DMCC, (y) upon receipt of the pledge notification, the DMCC has issued a security endorsement notifying the Administrative Agent to accept the security endorsement by way of issuing a pledge acceptance, and (z) upon the execution of such pledge notification, security endorsement and pledge acceptance, the DMCC shall have annotated a security interest in the appropriate information field relating to the additional DGR included in the DGR System, which shall have confirmed a valid pledge over the DGR representing such inventory in favor of the Administrative Agent for the benefit of the Lenders; and

(k) The inventory is subject to a fully perfected first priority security interest in favor of Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents.

“Eligible Other Metals Inventory” means Eligible Inventory that does not meet the criteria to be included as either Eligible Precious Metals Inventory, Eligible Other Precious Metals Inventory or Eligible Base Metals Inventory, and either (i) consists of Foreign Lead Inventory, or (ii) (w) is not Exchange Deliverable, (x) has price risk that has not been hedged, or (y) is not subject to a valid forward sale contract. The aggregate amount of Eligible Other Metals Inventory included in the Borrowing Base Advance Cap shall not exceed $10,000,000, before application of the applicable advance rate; provided that the aggregate amount of Foreign Lead Inventory included in the Borrowing Base Advance Cap shall not exceed $4,000,000, before application of the applicable advance rate. The collateral amounts resulting from this calculation hereof shall not be duplicative of amounts included in the calculation of any other Borrowing Base line item for any reason.

“Eligible Other Precious Metals Inventory” means Eligible Inventory consisting of Precious Metals that (i) does not consist of Eligible Precious Metals Inventory, (ii) is not Exchange Deliverable, (iii) the price risk of which has not been hedged by the Borrower, and (iv) is not subject to a forward sale contract.

“Eligible Precious Metals Inventory” means Eligible Inventory consisting of Precious Metals that (i) has been hedged pursuant to a commodities contract relating to a commodities account that is subject to a tripartite agreement between the Borrower, the Administrative Agent and an Eligible Broker in form and substance acceptable to the Administrative Agent granting a first priority perfected security interest in the underlying account to the Administrative Agent for the benefit of the Lenders, or (ii) is subject to a valid forward sale contract.

“Eligible Supplier Advances” means Eligible Inventory of Products purchased and prepaid by the Borrower no more than 30 days prior to the anticipated delivery date from suppliers acceptable to the Administrative Agent in its sole discretion which Eligible Inventory has not yet been delivered to the Borrower; provided that the Borrower shall have provided written notice to the related supplier, in form and substance acceptable to the Administrative Agent in its sole discretion, of the Administrative Agent’s security interest in such Inventory and of any and all rights of the Borrower to the refund of such prepayments in the event such Inventory is not delivered. The aggregate amount of Eligible Supplier Advances included in the Borrowing Base Advance Cap shall not exceed $1,000,000, before application of the applicable advance rate.

“Eligible Warrantable Inventory” means Eligible Inventory that is (i) hedged pursuant to a commodities contract relating to a commodities account that is subject to a tripartite agreement between the Borrower, the Administrative Agent and an Eligible Broker in form and substance acceptable to the Administrative Agent granting a first priority perfected security interest in the underlying account to the Administrative Agent for the benefit of the Lenders, (ii) deliverable to either the LME or COMEX, and (iii) either (x) on warrant (or equivalent as determined by the Administrative Agent) at a delivery location that has been approved by the Lenders for the respective exchange, or (y) located at HSBC in London or UBS in Zurich.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Equity” means the sum of (a) the Borrower’s assets, less (b) Borrower’s Total Liabilities, less (c) all net amounts due from employees, owners, Subsidiaries and Affiliates (but including JV Eligible Accounts Receivable (provided that such amounts shall not exceed $10,000,000 at any time for purposes of this calculation) and Parent Permitted Distributions), less (d) investments in Capital Stock, less (e) the intangible assets of the Borrower, plus (f) the Net Accounting Adjustment.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Effective Amount” means the product of the principal amount of a Eurodollar Rate Loan or requested Eurodollar Rate Loan and the number of days in the applicable Interest Period for such Eurodollar Rate Loan.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on Page 3750 of the Dow Jones Market Service (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in United States Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the London Branch of Fortis Bank, S.A./N.V. two (2) Business Days prior to the first day of such Interest Period as determined from such financial reporting service or other information as shall be mutually acceptable to Administrative Agent and the Borrower.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Exchange Deliverable” means a Product that meets the LME or the NYMEX contract specifications for delivery at an LME or NYMEX approved delivery point.

“Exhibit G Cut-Off has the meaning specified in Subsection 3.02(b).

“Expiration Date” means the earliest to occur of:

(a) 364 days from the Closing Date, which date is April 29, 2008; or

(b) the date demand for payment is made by the Required Lenders; or

(c) the date an Event of Default occurs.

“Face Amount” means, with respect to any Letter of Credit or any other letter of credit referred to herein, the maximum aggregate amount the Issuing Bank (or, with respect to any other letter of credit, the related issuing bank) may be obligated to pay to the beneficiary pursuant to the terms of such Letter of Credit or other letter of credit and which, with respect to any Letter of Credit or other letter of credit issued in an “approximate” face amount or in a face amount with a tolerance of “plus or minus 10 per cent”, shall equal the sum of such face amount plus 10 per cent of such face amount or such amount as shall be otherwise stipulated in the Letter of Credit or other letter of credit.

“FAS 133” shall mean Financial Accounting Standards Board Statement No. 133, Accounting for Derivatives Instruments and Hedging Activities.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by Administrative Agent of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal Funds transactions in New York City selected by Administrative Agent.

“Foreign Lender” has the meaning specified in Section 10.10.

“Foreign Lead Inventory” means Eligible Inventory consisting of lead located in Mexico and which does not otherwise qualify for eligibility in any other Borrowing Base Advance Cap line item.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hedgeable Metals” means all Base Metals together with gold, silver, platinum and palladium.

“Hedging Assignment” means a security agreement among Borrower, Administrative Agent and an Eligible Broker relating to the collateral assignment to Administrative Agent, as collateral agent for the Lenders, of all sums owing from time to time to Borrower with respect to any Eligible Commodities Futures Accounts maintained by Borrower, such agreement to be substantially in the form attached hereto as Exhibit J or in other form and substance acceptable to the Lenders in their sole discretion.

“Honor Date” has the meaning specified in Subsection 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08.

“Insolvency Proceeding” means, with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Intercreditor Agreement, in form and substance acceptable to the Lenders, dated as of April 30, 2007 among the Lenders relating to the sharing of Collateral with and among the Swap Banks.

“Interest Payment Date” means (a) as to any Base Rate Loan, the later of (i) the 5th Business Day of each month, or (ii) the date of payment shown on the interest statement delivered to the Borrower by the Administrative Agent, (b) as to any Loan other than a Base Rate Loan, the last day of each Interest Period therefor, provided that, if an Interest Period is in excess of one month, interest shall be payable monthly, (c) if prior to the date otherwise applicable under clause (a) or (b) of this definition, the date of payment or prepayment of such Loan or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted), and (d) if prior to the date otherwise applicable under clause (a), (b) or (c) of this definition, the Advance Maturity Date.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation as the ending date thereof, not to exceed a period of one or two weeks or one, two, three or four months thereafter; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Expiration Date.

“Investment Grade” means, with respect to any Person, that the long term senior unsecured credit rating of such Person (without taking into account any independent credit enhancement) is BBB- or higher by S&P and Baa3 or higher by Moody’s.

“Investment Grade Issuer” means a bank, financial institution or credit insurer, as the case may be, that is acceptable to the Administrative Agent in its discretion and is rated Investment Grade and which is not an Affiliate of the Borrower.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” means the date on which any Letter of Credit is actually issued hereunder.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means Fortis Bank S.A./N.V. New York Branch, in its capacity as an issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under Section 11.07(h).

“Joint Venture” means that certain joint venture between INTL Holding (U.K.) Ltd. and Mr. Nilesh Ved as evidenced by that certain Shareholders Agreement dated February 4, 2007.

“JV Eligible Accounts Receivable” means Eligible Accounts Receivable, the Account Debtor with respect to which is the Joint Venture. JV Eligible Accounts Receivable included in the Borrowing Base Advance Cap shall not exceed $3,000,000, before application of the applicable advance rate, in aggregate value at any time.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share with respect to Letters of Credit Issued prior to the Conversion to Reduced Funding Lenders Date and the Approving Lenders’ participation in any L/C Borrowing in accordance with its Pro Rata Share with respect to all Letters of Credit Issued thereafter.

“L/C Amendment Application” means an application form for amendment of outstanding Standby L/Cs or Documentary L/Cs as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Application” means an application form for Issuances of Standby L/Cs or Documentary L/Cs as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Borrowing” means an extension of credit resulting from either a drawing under any Letter of Credit, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03.

“L/C Cap” means the maximum availability for Issuance of Letters of Credit under the Borrowing Base Line which shall be an amount equal to the total Effective Amount of L/C Obligations plus the Effective Amount of then outstanding Loans not to exceed the lesser of the Borrowing Base Advance Cap or the L/C Sub-limit Cap for each Type of Letter of Credit.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including, but not limited to, the Issuing Bank’s standard form documents for letter of credit issuances.

“L/C Sub-limit Cap’ means the cap upon L/C Obligations under particular types of Letters of Credit Issued under the Borrowing Base Line (each such type being referred to herein as a “Type” of Letter of Credit), which with respect to Standby L/Cs shall be an amount equal to twenty percent (20%) of the Borrowing Base Advance Cap then in effect.

“Lenders” shall initially mean the Lenders identified on the signature pages hereto and their successors and assigns. At such time as additional lending institutions are added to this Agreement, either through an amendment to this Agreement or through an Assignment and Acceptance in accordance with Section 11.07 hereof, the term “Lenders” shall mean the Lenders identified on the signature pages hereto and their successors and assigns and each such additional lending institution. References to the “Lenders” shall include Fortis Bank S.A./N.V. New York Branch, including in its capacity as Issuing Bank.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Borrower and Administrative Agent.

“Letters of Credit” means any letters of credit (whether Standby L/Cs or Documentary L/Cs) Issued by the Issuing Bank pursuant to Article III.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, or lien, statutory or other in respect of any property, including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law.

“LME” means the London Metal Exchange.

“Loan” means any extension of credit by a Lender to the Borrower under Article II or Article III in the form of a Revolving Loan or an L/C Advance.

“Loan Documents” means this Agreement, the Notes, the Security Agreements, the Parent Guaranty, the L/C-Related Documents, the fee letters and all other documents delivered to Administrative Agent or any Lender in connection herewith.

“Loan Parties” means the Borrower and the Parent.

“Long Position” shall mean the aggregate amount of any Product (measured in units relevant to such Product as mutually agreed between the Borrower and the Administrative Agent) which is either held in Inventory by the Borrower or which the Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which the Borrower will receive on exchange or the notional amount of such units under an over-the-counter derivative contract including, without limitation, all Swap Contracts and for which a fixed purchase price and the difference for all option contracts (whether puts or calls) has been set. Long Positions will be expressed as a positive number.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Market Value Adjustment” means, with respect to any Inventory as of any date of determination, an amount equal to (i) the three (3) month price of the Inventory as quoted on the LME or any other nationally-recognized exchange acceptable to the Administrative Agent, minus (ii) the cost of such Inventory.

“Marketable Securities” means (a) certificates of deposit issued by any bank with a Fitch rating of A or better, (b) commercial paper rated P-1, A-1 or F-1, (c) bankers acceptances rated prime, or (d) U.S. Government obligations with tenors of 90 days or less.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) any Loan Party at any time asserts that any Loan Document is not legal or valid, or is not binding upon or enforceable against such Loan Party.

“Maximum Amount” means $140,000,000, provided that the Borrower may elect to increase such Maximum Amount to be no greater than $175,000,000 pursuant to the Borrower’s written request of a Maximum Amount Increase Election to the Administrative Agent in accordance with Section 2.01(b) which becomes effective as therein provided.

The Maximum Amount shall at all times be subject to compliance with the following financial covenants as set forth in Schedule 7.15 hereto:

(a) if the Maximum Amount is less than or equal to $135,000,000, the Borrower’s Working Capital and Equity shall respectively be no less than $15,000,000;

(b) if the Maximum Amount is more than $135,000,000 but less than or equal to $144,000,000, the Borrower’s Working Capital and Equity shall respectively be no less than $16,000,000;

(c) if the Maximum Amount is more than $144,000,000 but less than or equal to $160,000,000, the Borrower’s Working Capital and Equity shall respectively be no less than $18,000,000; and

(d) if the Maximum Amount is more than $160,000,000, the Borrower’s Working Capital and Equity shall respectively be no less than $20,000,000.

In the event that the Borrower’s Working Capital or Equity as reflected on a Compliance Certificate delivered to Administrative Agent shall not at any time be in compliance with the requirements set forth above, the Maximum Amount shall be automatically reduced to the appropriate level set forth above to effect compliance and the Borrower shall make any necessary mandatory prepayments or provide Cash Collateral as provided pursuant to Section 2.05 hereof. Such reduction shall take place with the Administrative Agent’s receipt of such Compliance Certificate or Notice of Maximum Availability Election.

Notwithstanding the foregoing, in the event that the Borrower shall make any Parent Permitted Distributions, on the date that such Parent Permitted Distributions are made, the Maximum Amount (including the Maximum Amount as of the Closing Date) shall automatically and without further action, be reduced by an amount equal to nine (9) times the amount of such Parent Permitted Distributions (as set forth on the certificate delivered to the Administrative Agent by the Borrower in accordance with Section 8.07(d) hereof) if such amount is less than the then current Maximum Amount (but in no event shall it increase the Maximum Amount) and in the event that a reduction of the Maximum Amount shall so require, the Borrower shall make any necessary mandatory prepayments or Cash Collateralize such excess amounts as may be required pursuant to Section 2.05(b) hereof. The Maximum Amount shall be recalculated monthly upon receipt by the Administrative Agent of the Borrower’s monthly financial statements delivered pursuant to Section 7.01(c).

Without limiting any of the foregoing, if the Borrower’s Threshold Working Capital at any time shall be greater than $12,000,000 but less than $15,000,000, the Maximum Amount shall be an amount equal to nine (9) times the Borrower’s Threshold Working Capital and in the event that the Maximum Amount shall be reduced as a result thereof, the Borrower shall make any necessary prepayments or Cash Collateralize such excess amounts as may be required pursuant to Section 2.05(b) hereof.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated to make, contributions.

“Net Accounting Adjustment” means, with respect to the Borrower, the sum of all financial instruments and obligations not permitted to be taken into consideration by FAS 133, including (a) the Market Value Adjustment for any Eligible Inventory which has an ineffective hedge under FAS 133 and (b) the aggregate Premium Difference for forward unpriced purchases and sales that have matching pricing references and a maturity or a termination date no more than one (1) year forward from the date of calculation thereof.

“Net Position” shall mean the sum of all Long Positions and Short Positions of the Borrower.

“Net Position Report” means a certificate, executed by a Responsible Officer of the Borrower and substantially in the form of Exhibit F hereto, delivered to the Administrative Agent and the Lenders in accordance with the requirements of Section 7.02(b) hereof, which shall have attached thereto schedules in form and substance acceptable to the Lenders detailing the Borrower’s quantitative Net Position and related market prices based on the most recent daily pricing provided by a commodity pricing report or other source acceptable to the Administrative Agent and the Borrower and reflecting the location and grade of all Inventory. Such report shall include all Long Positions and all Short Positions for all relevant time periods specifying exact location and grade, and cover all instruments that create either an obligation to purchase or sell Products or that generate price exposure of any kind (including without limitation, all current and forward fixed-price transactions). Such instruments shall include contracts for spot and future deliveries of Products, Inventory, exchanges, derivatives (including Swap Contracts and option contracts) and all futures contracts.

“Notes” means the promissory notes executed by the Borrower in favor of a Lender pursuant to Subsection 2,02(b), substantially in the form of Exhibit A hereto. A Note will be issued by the Borrower to each entity that becomes a Lender hereunder from time to time, but will not be issued to Participants of a Lender.

“Notice of Borrowing” means the applicable notice in substantially the form of Exhibit B-1.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B-2.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means (a) all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, or any affiliate of any Lender, Administrative Agent, or any Indemnitee, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation overdraft costs arising as a result of transfers of funds made through the automated clearinghouse system and all obligations of the Borrower under Revolving Loans and arising from Letters of Credit, excluding any of the foregoing referred to in clause (b) hereof, and (b) all indebtedness, liabilities and obligations owing by Borrower to any Swap Bank under a Swap Contract, whether due or to become due, absolute or contingent, or now existing or hereafter arising. For purposes of determining the amount of the Borrower’s Obligations under a Swap Contract, the amount of such Obligation shall be an amount equal to the Close-out Amount with respect to such Swap Contract.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, (c) for any limited liability company, the articles of organization and all other documents or filings as may be required by the Secretary of State (or other applicable governmental agency) in the state of such limited liability company’s formation.

“Other Taxes” has the meaning specified in Subsection 4.01(b).

“Parent” means International Assets Holding Corporation, a Delaware corporation.

“Parent Guarantee” means a guaranty agreement, in form and substance acceptable to Administrative Agent and the Lenders in their discretion, duly executed by Parent and delivered to Administrative Agent, for the benefit of the Lenders, guaranteeing all of the Borrower’s Obligations under this Agreement.

“Parent Permitted Distributions” means amounts in cash distributed by the Borrower to Parent from time to time which are required to be repaid by Parent without offset or counterclaim.

“Participant” has the meaning specified in Subsection 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Precious Metals” means gold, silver, platinum, palladium, cobalt, ruthenium, iridium, rhodium, rhenium and osmium.

“Premium Difference” means (i) the difference between the sale premium, and the purchase premium to an identical reference price of any specific item of Inventory as quoted on the LME or another nationally-recognized exchange acceptable to the Administrative Agent, multiplied by (ii) the contract quantity of such Inventory.

“Product” means Base Metals and Precious Metals.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s total Effective Amount divided by the combined total Effective Amount of all the Lenders.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means Lenders, with a minimum of two (2) Lenders, holding at least sixty-six percent (66%) of all of the Effective Amount; provided, that, if the Effective Amount shall be reduced to zero, “Required Lenders” shall mean Lenders, with a minimum of two (2) Lenders, holding at least sixty-six percent (66%) of the total Uncommitted Line Portions.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means those persons named on the Responsible Officer List.

“Responsible Officer List” means the list of the Borrower’s and the Parent’s Responsible Officers furnished to Administrative Agent hereunder as it may be modified from time to time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock, membership interest or equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock, membership interest or equity interest or of any option, warrant or other right to acquire any such capital stock, membership interest or equity interest.

“Revolving Loan” has the meaning specified in Section 2.01.

“Security Agreements” means the Borrower’s NY Security Agreement, the Borrower’s UAE Pledge Agreement, the Borrower’s UK Security Agreement, the Borrower’s Singapore Pledge Agreement, the Deposit Account Control Agreements, and all Hedging Assignments, all of which shall also secure the Swap Banks (as more fully described in such agreements), notwithstanding the fact that the definitions used herein of any of the foregoing terms may refer to the securing only of the Lenders.

“Sharing Event” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Short Position” shall mean the aggregate amount of any Product (measured in units relevant to such Product as mutually agreed between the Borrower and the Administrative Agent) which the Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or the notional amount of such units under an over-the-counter derivative contract including, without limitation, all Swap Contracts and for which a fixed sales price and the difference for all option contracts (whether puts or calls) has been set. Short Positions shall be expressed as a negative number.

“Standby L/C” means a Letter of Credit which is issued as credit support for a financial obligation of the account party to the beneficiary and which is intended to be drawn upon by the related beneficiary only in the event that the original financial obligation remains unpaid when due, which Letter of Credit shall have a tenor not to exceed three hundred and sixty-four (364) days from its date of issuance.

“Subordinated Debt” means Indebtedness of the Borrower which has been reported to the Lenders and which has been subordinated to the Obligations pursuant to a Subordination Agreement substantially in the form attached hereto as Exhibit H.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Banks” means Fortis, BNP Paribas, Société Générale and their Affiliates in their capacity as a party to a Swap Contract, and any other Lender or Affiliate approved by all the Lenders which has signed and become a party to the Intercreditor Agreement; provided, in each case, for so long as each of the same remain a Lender or an Affiliate of a Lender hereunder and a party to the Intercreditor Agreement and/or remain entitled to the benefit of the Security Agreements.

“Swap Contract” means any agreement entered into with any Swap Bank, whether or not in writing, relating to any single transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing. No Swap Contract will be executed hereunder unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations).

“Taxes” has the meaning specified in Subsection 4.01(a).

“Threshold Equity” means Equity minus Parent Permitted Distributions.

“Threshold Working Capital” means Working Capital less Parent Permitted Distributions.

“Tier I Account” means an Eligible Account Receivable with a Tier I Account Party.

“Tier I Account Party” means (i) an Account Debtor which is listed on Schedule A hereto as Tier I Account Party, (ii) an Account Debtor which is Investment Grade provided that the Credit Limit for such Account Debtor shall not exceed $6,000,000 or (iii) an Account Debtor which is approved by all Lenders (or, with respect to an Account Debtor of any Account created after the Conversion to Reduced Funding Lenders Date, all Approving Lenders) as a Tier I Account Party.

“Tier II Account” means an Eligible Account Receivable with a Tier II Account Party.

“Tier II Account Party” means (i) an Account Debtor which is listed on Schedule A hereto as Tier II Account Party, (ii) an Account Debtor which is approved by all Lenders (or, with respect to an Account Debtor of any Account created after the Conversion to Reduced Funding Lenders Date, all Approving Lenders) as a Tier II Account Party, or (iii) an Account Debtor treated as a Tier II Account Party under paragraph (a)(iii) of the definition of “Eligible Accounts Receivable.”

“Total Liabilities” means all of Borrower’s liabilities, determined in accordance with GAAP, excluding Subordinated Debt.

“Type” means either a Base Rate Loan or a Eurodollar Rate Loan, or, if used in respect of a Letter of Credit, as set forth in the definition of “L/C Sublimit Cap”.

“UAE” means the United Arab Emirates.

“UCP” has the meaning specified in Section 3.09.

“UK” means United Kingdom of Great Britain and Northern Ireland.

“Uncommitted Line” means the aggregate Uncommitted Line Portions of all the Lenders as is set forth on Schedule 2.01 hereto.

“Uncommitted Line Portion” means for each Lender the portion of each of the Uncommitted Line limits assigned to such Lender as set forth on Schedule 2.01.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 400l(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unhedgeable Metals” means all metals other than Hedgeable Metals.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as now or hereafter in effect in the State of New York provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s security interest in any assets of the Borrower is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term ‘Uniform Commercial Code’ means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” and “U.S.” each means the United States of America.

“United States Dollars,” and “U.S.$” each mean lawful money of the United States.

“Weekly Reporting Date” means Wednesday of each week.

“Working Capital” means (i) the excess of Current Assets (excluding all net amounts due from employees, owners, Subsidiaries and Affiliates but including JV Eligible Accounts Receivable (provided that such amounts shall not exceed $10,000,000 at any time for purposes of this calculation) and Parent Permitted Distributions) over Current Liabilities, plus (ii) the Net Accounting Adjustment.

“Working Capital Leverage Ratio” means a ratio of (i) total Effective Amount of L/C Obligations plus the Effective Amount of then outstanding Loans to (ii) Working Capital.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i)	The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)	The term “including” is not limiting and means “including without limitation.”

(iii)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) Initially capitalized terms that are not defined herein but are defined in the UCC shall have the meanings ascribed to such terms in the applicable UCC.

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(h) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, the Lenders, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Administrative Agent merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

(i) Unless otherwise indicated, references to “$” shall mean United States Dollars.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower or the Parent, as the case may be.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Uncommitted Line.

(a) Each Lender severally agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making Loans, from time to time, in United States Dollars, to the Borrower under the Borrowing Base Line (each such loan, a “Revolving Loan”) on any Business Day during the period from the Closing Date to the Expiration Date to finance working capital needs of the Borrower, in an aggregate principal amount not to exceed at any time outstanding (i) such Lender’s Uncommitted Line Portion of the Borrowing Base Line; or (ii) the Maximum Amount; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Aggregate Amount shall not at any time exceed the Borrowing Base Advance Cap.

THE BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDERS HAVE ABSOLUTELY NO DUTY TO FUND ANY REVOLVING LOAN REQUESTED BY THE BORROWER BUT WILL EVALUATE EACH LOAN REQUEST AND IN EACH LENDER’S ABSOLUTE AND SOLE DISCRETION WILL DECIDE WHETHER TO FUND SUCH LOAN REQUEST. THE BORROWER FURTHER ACKNOWLEDGES AND AGREES THAT NO SWAP BANK HAS ANY DUTY TO ENTER INTO ANY SWAP CONTRACT AND THE ENTERING INTO OF ANY SWAP CONTRACT SHALL BE AT EACH SWAP BANK’S ABSOLUTE AND SOLE DISCRETION.

(b) The Borrower shall have the option after the Closing Date to request in writing to the Administrative Agent and the Lenders by delivery of a written Notice of Maximum Amount Increase Election in the form of Exhibit I hereto at least five (5) Business Days prior to the requested effective date, that the Maximum Amount be increased to an amount no greater than $175,000,000 (the “Maximum Amount Increase Election”); provided that (x) no Default or Event of Default shall have occurred and be continuing as of (i) the date of such request or (ii) the requested effective date of the Maximum Amount Increase Election, (y) the representations and warranties contained in Article VI shall be true and correct in all material respects as of the date of such request, and (z) the amounts of Working Capital and Equity of the Borrower shall not be less than the amounts provided in Schedule 7.15 hereto, as such corresponds to the resulting increase in the Maximum Amount as of the date of such election; provided, further that, the increase of the Maximum Amount pursuant to a Maximum Amount Increase Election shall always be no less than, and in multiples of, $5,000,000. Increases in Maximum Amount shall be first requested from the Lenders party to this Agreement on the date hereof ratably in accordance with their Pro-Rata Share of the Maximum Amount as of the date of such request for such fee as may be mutually determined between the Lenders and the Borrower at such time. No Lender shall in any event have an obligation hereunder to increase its Uncommitted Line Portion. In the event that one or more Lenders do not agree to such Maximum Amount Increase Election, the Borrower may then request that one or more financial institutions constituting Eligible Assignees acceptable to the Administrative Agent become Lenders under this Agreement to the extent of such shortfall in the aggregate amount of the requested increase. On the date such new lender becomes a Lender under this Agreement, the existing Lenders shall transfer (and the Administrative Agent shall record in its books evidence of such transfers), without recourse, representation or warranty, except as to the absence of liens, such amounts of outstanding Revolving Loans and L/C Obligations (if any) as may be necessary to reflect the new Pro Rata Shares of all Lenders in all outstanding Obligations of the Borrower on such date and the Administrative Agent shall collect any sums required to be paid by such new Lender to reflect such transfers at par and additional sums (if any) payable by the Borrower under Section 4.04 and deliver them promptly to the existing Lender(s) entitled to receive them.

2.02 Loan Accounts.

(a) The Loans made by each Lender and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Borrower and the Letters of Credit Issued for the account of the Borrower hereunder, and the interest and payments thereon. Any failure to so record or any error in so doing shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b) Upon the request of any Lender made through Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of loan accounts. Each such Lender may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each Lender’s record shall be rebuttable presumptive evidence of the information set forth therein; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Borrower hereunder or under any such Note to such Lender.

2.03 Procedure for Borrowing.

(a) Each Borrowing of Revolving Loans consisting only of Base Rate Loans, if approved by all the Lenders in their sole discretion, shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (Revolving Loan), which notice must be received by Administrative Agent prior to 1:00 p.m. (New York City time) on the Borrowing Date specifying the amount of the Borrowing. Each such Notice of Borrowing (Revolving Loan) shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each Borrowing of Revolving Loans that includes any Eurodollar Rate Loans, if approved by all the Lenders in their sole discretion, shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (Revolving Loan) (which notice must be received by Administrative Agent prior to 1:00 p.m. (New York City time) three (3) Business Days prior to the requested Borrowing Date), specifying the amount of the Borrowing and the duration of the requested Interest Period (and any other information required thereby). Each such Notice of Borrowing (Revolving Loan) shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each requested Eurodollar Rate Loan must have a Eurodollar Effective Amount of at least $10,000,000.00.

(b) Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing (Revolving Loan) and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(c) Unless a Lender has provided Administrative Agent with, and Administrative Agent has actually received, a written notice in the form attached hereto as Exhibit G at least the greater of 24 hours or one Business Day prior to Administrative Agent’s receipt of any Notice of Borrowing (Revolving Loan) that such Lender does not approve further Borrowings and/or Issuances of Letters of Credit, if Administrative Agent advances a Loan pursuant to a Notice of Borrowing (Revolving Loan), each Lender will make the amount of its Pro Rata Share of such Borrowing available to Administrative Agent for the account of the Borrower at Administrative Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to Administrative Agent. The proceeds of such Loan will be made available to the Borrower by the Administrative Agent at such office by crediting the operating account of the Borrower maintained with Bank of America with the aggregate of the amounts made available by the Administrative Agent. If any Lender in a timely manner provides Administrative Agent with such a written notice of its disapproval of further Borrowings and/or Issuances of Letters of Credit, then Administrative Agent shall notify the Borrower that one or more of the Lenders have elected not to fund further Borrowings and/or participate in further Issuances of Letters of Credit and whether a Lender (or Lenders) has (have) elected to become the Approving Lender(s) thereby triggering the Conversion to Reduced Funding Lenders Date.

2.03A Conversion and Continuation Elections.

(a) The Borrower may, upon irrevocable written notice to Administrative Agent in accordance with Subsection 2.03A(b):

(i)	elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any Eurodollar Rate Loan, to convert any such Loans into Loans of any other Type (provided, however, the Eurodollar Effective Amount of each Eurodollar Rate Loan must be at least $10,000,000.00); or

(ii)	elect, as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (provided, however, the Eurodollar Effective Amount of each Eurodollar Rate Loan must be at least $10,000,000.00);

provided, however, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof, to have a Eurodollar Effective Amount of less than $10,000,000.00, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

(b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by Administrative Agent not later than 1:00 p.m. (New York City time) on the Conversion/Continuation Date if the Loans are to be converted into Base Rate Loans; and three (3) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, specifying:

(i)	the proposed Conversion/Continuation Date;

(ii)	the aggregate amount of Loans to be converted or continued;

(iii)	the Type of Loans resulting from the proposed conversion or continuation; and

(iv)	other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to timely select a new Interest Period to be applicable to its Eurodollar Rate Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Lender. Administrative Agent will promptly notify, in writing, each Lender of the amount of such Lender’s Pro Rata Share of that Conversion/Continuation.

(e) Unless all Lenders otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

(f) After giving effect to any Borrowing, conversion or continuation of Loans, there may not be more than ten (10) Interest Periods in effect.

(g) If any Lender has provided Administrative Agent with, and Administrative Agent has actually received, a written notice in the form of Exhibit G by 2:00 p.m. (New York City time) on the day prior to the requested Conversion/Continuation Date, then Administrative Agent shall notify the Borrower no later than 3:30 p.m. (New York City time) that one or more of the Lenders have elected not to convert/continue such Loan and whether Bank(s) has (have) elected to become the Approving Lender(s) thereby triggering the Conversion to Reduced Funding Lenders Date.

2.04 Optional Prepayments. The Borrower may, at any time or from time to time, upon the Borrower’s irrevocable written notice to Administrative Agent received prior to 12:00 p.m. noon (New York City time) on the date of prepayment, prepay Loans in whole or in part; provided that, in the event that Eurodollar Rate Loans are prepaid or converted on any day other than the last day of an Interest Period for such Loans, the Borrower shall also be required to pay additional amounts as provided in Section 4.04 hereof. The Administrative Agent will promptly notify each Lender of its receipt of any such prepayment, and of such Lender’s Pro Rata Share of such prepayment. Prepayments received from the Borrower shall be allocated among the Lenders according to each Lender’s Pro Rata Share and the Administrative Agent shall promptly apply such payments in chronological order by issuance date of such Lender’s Obligation (the oldest Obligation being repaid first).

2.05 Mandatory Prepayments of Loans.

(a) If at any time the Aggregate Amount on any day ever exceeds the Borrowing Base Advance Cap (including, in the event of a reduction of the Maximum Amount in accordance with the requirements of Section 2.01(b) or a reduction contemplated in the definition of Maximum Amount), the Borrower shall immediately (1) repay on that date the excess amount, or (2) Cash Collateralize on such date the excess amount.

(b) If on any date the Effective Amount of all L/C Obligations exceeds the L/C Cap, or any L/C Obligations relating to a Type of Letter of Credit described herein exceeds the applicable L/C Sub-limit Cap, the Borrower shall Cash Collateralize on such date the outstanding Letters of Credit, or the outstanding Type of Letters of Credit, as the case may be, in an amount equal to the excess above any such cap, and on the Expiration Date, Borrower shall Cash Collateralize all then outstanding Letters of Credit in an amount equal to the Effective Amount of all L/C Obligations related to such Letters of Credit. If on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the lesser of (a) the Borrowing Base Advance Cap or (b) the total Uncommitted Line, the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Borrowings by an amount equal to the applicable excess. Prepayments received from the Borrower shall be allocated among the Lenders according to each Lender’s Pro Rata Share and the Administrative Agent shall promptly apply such payments in chronological order by issuance date of such Lender’s Obligation (the oldest Obligation being repaid first).

2.06 Repayment. Unless payment is demanded by the Required Lenders prior thereto, the Borrower shall repay the principal amount of each Revolving Loan to Administrative Agent on behalf of the Lenders, on the Advance Maturity Date for such Loan.

2.07 Interest.

(a) Each Revolving Loan (except for a Revolving Loan made as a result of a drawing under a Letter of Credit) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to the Base Rate plus the Applicable Margin at all times such Loan is a Base Rate Loan or at the Eurodollar Rate plus the Applicable Margin at all times such Loan is an Eurodollar Rate Loan. Each Revolving Loan made as a result of a drawing under a Letter of Credit shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Base Rate plus the Applicable Margin until such Loan has been outstanding for more than two (2) Business Days and, thereafter, shall bear interest on the outstanding principal amount thereof at a floating rate per annum equal to the Base Rate, plus three percent (3.0%) per annum (the “Default Rate”).

(b) Interest on each Revolving Loan shall be paid upon demand, or if no demand is made, shall be paid in arrears on each Interest Payment Date.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

(e) Regardless of any provision contained in any Note or in any of the Loan Documents, none of the Lenders shall ever be deemed to have contracted for or be entitled to receive, collect or apply as interest under any such Note or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that any of the Lenders ever receive, collect or apply as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and such Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Note so that the interest rate is uniform throughout such term; provided, however, that if all Obligations under the Note and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, such Lender shall refund to the Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of such Lender’s Note at the time in question.

2.08 Fees. In addition to certain fees described in Section 3.08, the Borrower shall pay the Administrative Agent and the Lenders fees in accordance with a separate fee letter between the Administrative Agent, the Lenders and Borrower.

2.09 Computation of Interest and Fees.

(a) All computations of interest and fees (other than fees due and payable at closing) shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year), and all computations of fees and interest with respect to Base Rate Loans shall be made on the basis of a 365/6-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof through the last day thereof.

(b) Each determination of an interest rate by Administrative Agent shall be rebuttable presumptive evidence thereof.

2.10 Payments by the Borrower.

(a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to Administrative Agent for the account of the Lenders at Administrative Agent’s Payment Office, and shall be made in United States Dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or after the occurrence of a Sharing Event, under the Intercreditor Agreement, its Adjusted Pro Rata Share) of such payment in like funds as received. Any payment received by Administrative Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Borrower makes a payment in full to Administrative Agent no later than 1:00 p.m. (New York City time) on any Business Day and Administrative Agent does not distribute to each Lender its Pro Rata Share of such payment in like funds as received on the same Business Day, Administrative Agent shall pay to each Lender on demand interest on such amount as should have been distributed to such Lender at the Federal Funds Rate for each day from the date such payment was received until the date such amount is distributed.

(b) Subject to the provisions set forth in the definition of “Interest Period” here, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, Administrative Agent may assume that the Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.11 Payments by the Lenders to Administrative Agent. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice by Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.11 shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify the Borrower of such failure to fund and, upon demand by Administrative Agent, the Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

2.12 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or after the occurrence of a Sharing Event, under the Intercreditor Agreement, its Adjusted Pro Rata Share) such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefore, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders in writing following any such purchases or repayments.

2.13 The Election of Approving Lenders to Continue Funding.

(a) Notice of Disapproval. If on any Business Day one or more Lenders (the “Declining Lender” or “Declining Lenders”) provides the Administrative Agent with, and the Administrative Agent has actually received, a written notice in the form of Exhibit G of its disapproval, for reasons other than a Default, of further advances and issuances of Letters of Credit, and the other Lender or Lenders approve further Revolving Loans (including the conversion and extension of such Revolving Loans) or the further issuances of, extensions of, the automatic renewal of or amendment to Letters of Credit, the Administrative Agent shall notify the Lenders by 6:00 p.m. (New York City time) that same day.

(b) Further Credit Extensions. If the Lender or Lenders which are not the Declining Lenders desire, they may (on a pro rata basis, based on the aggregate Uncommitted Line Portion of all Lenders that have elected to continue funding, as adjusted after such Conversion to Reduced Funding Lenders Date (the “Adjusted Uncommitted Line Portion”), after which such date the Adjusted Uncommitted Line Portion of all Declining Lenders shall be reduced to zero) make the full or partial amount of such requested Revolving Loan or issue or amend the requested Letter of Credit irrespective of the Declining Lenders’ disapproval (in such case, the Lenders that elect to continue funding shall be referred to as the “Approving Lenders” in respect of such Conversion to Reduced Funding Lenders Date) but not in an amount that would exceed any Lender’s Adjusted Uncommitted Line Portion or the aggregate Adjusted Uncommitted Line Portion. In such event, from each such date (each, a “Conversion to Reduced Funding Lenders Date”) forward (or until the next Conversion to Reduced Funding Lenders Date, if any, at which time one or more Lenders that had been Approving Lenders may become a Declining Lender), all subsequent Revolving Loans and Issuances of Letters of Credit or Amendments to Letters of Credit that increase the face amount of a Letter of Credit (subject to Section 11.01) or extend the term of a Letter of Credit shall be made unilaterally by the Approving Lenders in respect of such Conversion to Reduced Funding Lenders Date and no Letter of Credit thereafter Issued shall be participated in by the Declining Lenders in respect of such Conversion to Reduced Funding Lenders Date.

(c) Swap Banks. A Lender that becomes a Declining Lender shall not be considered a Swap Bank with respect to swap contracts concluded after it has become a Declining Lender. Accordingly, if a Swap Bank should conclude a swap contract with the Borrower after it has become a Declining Lender, the Borrower’s obligations under such swap contract shall not be secured by the Collateral hereunder, and the Declining Lender shall not be entitled to any sharing of amounts pursuant to the Intercreditor Agreement with respect to such swap contracts concluded after it has become a Declining Lender.

(d) Repayments. Until all Declining Lenders are fully repaid, repayments (including realizations from Collateral) shall be applied as follows:

(i)

For purposes of allocating repayments prior to the occurrence of a Sharing Event hereunder, the Pro Rata Share of each Lender with respect to Loans and Letters of Credit outstanding on a specified Conversion to Reduced Funding Lenders Date shall remain fixed at the percentage held by such Lender the day before such specified Conversion to Reduced Funding Lenders Date, without respect to any changes which may subsequently occur in such

Lender’s Pro Rata Share (prior to the next Conversion to Reduced Funding Lenders Date). Upon the occurrence of the first Conversion to Reduced Funding Lenders Date and thereafter, repayments of all outstanding Loans shall be applied to the Loans with the earliest advance date, notwithstanding the tenor of the Loans.

(ii)	Following the occurrence of a Sharing Event and thereafter, repayments shall be allocated according to Section 2.01 of the Intercreditor Agreement.

ARTICLE III

THE LETTERS OF CREDIT

3.01 The Letter of Credit Lines.

(a) Subject to the limitations set forth in Subsection 3.0(b) below, on an uncommitted basis and on the terms and conditions set forth herein and unless a Lender has provided Administrative Agent with, and Administrative Agent has actually received, a written notice in the form attached hereto as Exhibit G at least the greater of 24 hours or one Business Day prior to Administrative Agent’s receipt of any request for the issuance of a Letter of Credit that such Lender does not approve further Issuances of Letters of Credit, (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Expiration Date, to consider the Issuance of Letters of Credit for the account of the Borrower under the Borrowing Base Line and to consider whether to amend or renew Letters of Credit previously Issued by it, in accordance with Subsection 3.02(c), and (B) to honor conforming drafts under the Letters of Credit; and (ii) each of the Lenders will be deemed to have approved such Issuance, amendment or renewal, and shall participate in Letters of Credit Issued for the account of the Borrower. The Issuing Bank shall promptly notify each other Lender as to the Issuance of such Letter of Credit and the corresponding Pro Rata Share of such Lender. If any Lender gives Administrative Agent timely notice of its disapproval of further Borrowings and Issuances of Letters of Credit, then Administrative Agent shall notify the Borrower that one or more of the Lenders have elected not to participate in the further issuances of Letters of Credit, and whether a Lender (or Lenders) has (have) elected to become the Approving Lender(s) thereby triggering the Conversion to Reduced Funding Lenders Date. No Declining Lender shall have any obligation to and shall not be deemed to have participated in any Letters of Credit which are Issued on or after the Conversion to Reduced Funding Lenders Date. Within the foregoing limits, and subject to the other terms and conditions hereof including, without limitation, the approval of all Lenders (or after the Conversion to Reduced Funding Lenders, all Approving Lenders) in their sole discretion, the Borrower’s ability to request that the Issuing Bank Issue Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, request that the Issuing Bank Issue Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) The Issuing Bank is under no obligation to consider the Issuance of or to Issue any Letter of Credit unless Administrative Agent shall have consented to the Issuance of such Letter of Credit in its sole discretion. The Issuing Bank shall not Issue any Letter of Credit even if consented to by Administrative Agent, if:

(i)	any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)	the Issuing Bank has received written notice from any Lender, Administrative Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied if the Conversion to Reduced Funding Lenders Date has not occurred, or after the Conversion to Reduced Funding Lenders Date has occurred the Issuing Bank received written notice from any Approving Lender, any other Issuing Bank, Administrative Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii)	the expiry date of any requested Type of Letter of Credit exceeds the earlier of (a) the expiry date set forth herein for such Type, or (b) the Expiration Date, or the amount of any requested Type of Letter of Credit exceeds the applicable L/C Sub-limit Cap after taking into account all outstanding L/C Obligations with respect to such Type of Letter of Credit;

(iv)	such requested Letter of Credit is not in form and substance acceptable to the Issuing Bank, or the Issuance of such requested Letter of Credit shall violate any applicable policies of the Issuing Bank;

(v)	such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person;

(vi)	such Letter of Credit is denominated in a currency other than United States Dollars; or

(vii)	the amount of such requested Letter of Credit, plus the Effective Amount of all of the L/C Obligations, plus the Effective Amount of all Revolving Loans exceeds the Borrowing Base Advance Cap, in which case the Administrative Agent shall notify the Issuing Bank that there is a deficiency.

3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit which is Issued hereunder shall be Issued upon the irrevocable written request of the Borrower pursuant to a Notice of Borrowing (Letter of Credit) in the applicable form attached hereto as Exhibit B-1 received by the Issuing Bank and the Administrative Agent by no later than 3:00 p.m. (New York City time) on the proposed date of Issuance; provided, however, that each such Issuance is subject to the consent of Administrative Agent. Each such request for Issuance of a Letter of Credit shall be by electronic transfer or facsimile, confirmed by the close of the next Business Day in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank and Administrative Agent: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) whether the Letter of Credit is a Standby or Documentary Letter of Credit; and (viii) such other matters as the Issuing Bank may require. The Letter of Credit Issuer shall promptly notify each other Lender by telecopier or electronic mail upon receipt of such Notice of Borrowing (Letter of Credit). No such Issuance will be made if prior to 5:00 p.m. (New York City time) on the day before the proposed date of Issuance, a Lender has provided Administrative Agent with, and Administrative Agent has actually received, a written notice in the form of Exhibit G. If Administrative Agent does timely receive a written notice in the form of Exhibit G, Administrative Agent shall notify the Borrower and the Issuing Bank by 3:00 p.m. (New York City time) on the proposed date of Issuance, and the proposed Letter of Credit will not be Issued, unless one or more of the Lenders have elected to become Approving Lenders thereby triggering the Conversion to Reduced Funding Lenders Date. If the Approving Lenders elect to Issue the Letter of Credit notwithstanding the Administrative Agent’s receipt of such notice, they may (on a pro rata basis among the Lenders that have elected to continue funding) Issue the full amount, or a pro rata amount after taking into account the Declining Lender’s Pro Rata Share, of such requested Letter of Credit.

(b) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, the Issuing Bank will, upon the written request of the Borrower received by the Issuing Bank and the Administrative Agent prior to 3:00 p.m. (New York City time) on the proposed date of amendment, consider the amendment of any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by electronic transfer or facsimile, confirmed by the close of the next Business Day in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the

Issuing Bank and Administrative Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. Such Issuing Bank shall be under no obligation to amend any Letter of Credit and shall not do so without the consent of the Administrative Agent. No such amendment will be made if a Lender has provided Administrative Agent with, and Administrative Agent has actually received, a written notice in the form of Exhibit G by 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of amendment (the “Exhibit G Cut-Off”). If Administrative Agent does timely receive a written notice in the form of Exhibit G, Administrative Agent shall notify the Borrower and the Issuing Bank by 3:00 p.m. (New York City time) on the proposed date of amendment, and the Letter of Credit will not be amended; provided, however, that if one or more Lenders do approve such amendment, Administrative Agent shall notify all Lenders and the approving Lenders may elect to become the Approving Lenders and amend such Letter of Credit, subject to Subsection 11.01(b)(ii), thereby triggering the Conversion to Reduced Funding Lenders Date. If a request in the form of Exhibit G is received after the Exhibit G Cut-Off, Administrative Agent will make its best efforts to honor such request but shall bear no liability for failing to honor such request. The Issuing Bank shall be under no obligation to renew any Letter of Credit.

(c) If any outstanding Letter of Credit Issued by the Issuing Bank shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Subsection 3.02(c) upon the request of the Borrower, then unless a Lender has provided Administrative Agent with, and Administrative Agent has actually received, a written notice in the form of Exhibit G to the Issuing Bank by 12:00 p.m. noon (New York City time) on the next to last date for Issuing Bank to provide notice to the beneficiary of non-renewal, the Issuing Bank shall, subject to the consent of the Administrative Agent, nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal. If one or more Lenders do not approve such renewal, Administrative Agent shall notify all Lenders and the approving Lenders may elect to become the Approving Lenders and renew such Letter of Credit, thereby triggering the Conversion to Reduced Funding Lenders Date.

(d) This Agreement shall control in the event of any conflict with any L/C- Related Document (other than any Letter of Credit).

(e) The Issuing Bank will also deliver to Administrative Agent a true and complete copy of each Letter of Credit or amendment to or renewal of a Letter of Credit Issued by it.

3.03 Risk Participations, Drawings and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit Issued by the Issuing Bank which is Issued prior to the Conversion to Reduced Funding Lenders Date, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing. All Letters of Credit Issued after the Conversion to Reduced Funding Lenders Date shall be participated in only by the Approving Lenders. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Uncommitted Line Portion of each Lender (or Approving Lender, as the case may be) by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit Issued by the Issuing Bank by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Borrower. Any notice given by the Issuing Bank or Administrative Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Borrower shall reimburse the Issuing Bank prior to 5:00 p.m. (New York City time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an “Honor Date”), in an amount equal to the amount so paid by the Issuing Bank. In the event the Borrower fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit, by 5:00 p.m. (New York City time) on the Honor Date, the Issuing Bank will promptly notify Administrative Agent and Administrative Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that Revolving Loans be made by the Lenders to be disbursed to the Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Borrowing Base Line.

(c) Each Lender shall upon any notice pursuant to Subsection 3.03(b) make available to Administrative Agent for the account of the Issuing Bank an amount in United States Dollars and in immediately available funds equal to its applicable Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Subsection 3.03(d) each be deemed to have made a Revolving Loan to the Borrower in that amount. If any Lender so notified fails to make available to Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Pro Rata Share of the amount of the drawing, by no later than 3:00 p.m. (New York City time) on the Business Day following the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03.

(d) With respect to any unreimbursed drawing that is not converted into Revolving Loans in whole or in part for any reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in United States Dollars, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Default Rate, and each Lender’s payment to the Issuing Bank pursuant to Subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

(e) Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding the foregoing, each Revolving Loan and L/C Advance made to fund payment of any Letter of Credit which was Issued or amended on or after the Conversion to Reduced Funding Lenders Date shall be made only by the Approving Lenders.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by Administrative Agent for the account of the Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Bank under a Letter of Credit with respect to which any Lender has paid Administrative Agent for the account of the Issuing Bank for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, Administrative Agent will pay to each Lender, in the same funds as those received by Administrative Agent for the account of the Issuing Bank, the amount of such Lender’s Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay Administrative Agent for the account of the Issuing Bank.

(b) If Administrative Agent or the Issuing Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to Administrative Agent for the account of the Issuing Bank pursuant to Subsection 3.04(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Issuing Bank, forthwith return to Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05 Role of the Issuing Bank.

(a) The Issuing Bank and the Borrower agree that, in paying any drawing under a Letter of Credit Issued by the Issuing Bank, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft or certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Administrative Agent-Related Person nor any of the respective correspondents, participants, assignees, officers, directors, employees, agents or attomeys-in-fact of the Issuing Bank shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval or deemed approval of the Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants, assignees, officers, directors, employees, agents or attorneys-in-fact of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, anything in such clauses or elsewhere herein to the contrary notwithstanding, that the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The Obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

Notwithstanding anything to the contrary in this Section 3.06, the Issuing Bank shall not be excused from liability to Borrower to the extent of any direct damages (as opposed to consequential, indirect and punitive damages, claims in respect of which are hereby waived by Borrower) suffered by Borrower that are caused by any of the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided, however, that the parties hereto expressly agree that:

(i)	the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit.

(ii)	the Issuing Bank shall have the right, in its sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)	this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.7 Cash Collateral Pledge. Upon the request of Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, (ii) if, as of the Expiration Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if, at any time the outstanding aggregate Face Amount of any Letters of Credit shall exceed any L/C Sublimit Cap applicable to such Letters of Credit, or (iv) upon an Event of Default, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations. Upon the occurrence of the circumstances described in Section 2.05 requiring the Borrower to Cash Collateralize Letters of Credit, then, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to the applicable excess.

3.8 Letter of Credit Fees.

(a) The Borrower shall pay to the Issuing Bank for the pro rata benefit of each of the Lenders purchasing a participation interest therein pursuant to Section 3.03(a), a letter of credit commission (the “L/C Commission”) in an amount equal to (i) a rate per annum equal to the Applicable Margin then in effect multiplied by the Face Amount of any Standby Letter of Credit payable monthly in arrears on the last day of each month and (ii) 0.40% per annum on the Face Amount of any Documentary L/C payable monthly in arrears on the last day of each month, subject to a minimum Issuance fee of $250 with respect to any Letter of Credit.

(b) The Borrower shall pay to the Issuing Bank from time to time for the negotiation of any Letter of Credit for the account of the Issuing Bank and the pro rata benefit of each of the Lenders having purchased a participation therein, a fee in the amount of 0.10% flat on the Face Amount of any such Letter of Credit, subject to a minimum fee of $150 with respect to each such Letter of Credit.

(c) The Borrower shall pay to the Issuing Bank from time to time for the amendment of the text of any Letter of Credit for the account of the Issuing Bank and the pro rata benefit of each of the Lenders having purchased a participation therein, a fee in the amount of $150.

(d) The Borrower shall pay to the Issuing Bank such other fees as provided for in separate letter of credit fee letters.

3.09 Uniform Customs and Practice and International Standby Practices. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued, the rules of: (a) The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce (“UCP”), or (b) The International Standby Practices (ISP) 98, also as published by the International Chamber of Commerce, each as most recently amended, modified or supplemented at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

ARTICLE IV

TAXES AND YIELD PROTECTION

4.01 Taxes.

(a) Any and all payments by or on behalf of the Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, the Borrower shall also pay to Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender, (ii) amounts payable under Subsection 4.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or Administrative Agent makes a demand therefore.

4.02 Increased Costs and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any law, after the Closing Date or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of issuing or participating in Letters of Credit or advancing Revolving Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 4.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in, or any other amount included in, the determination of the Base Rate or Eurodollar Rate for such Letter of Credit or Revolving Loan), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Capital Adequacy Regulation or any change therein or in the interpretation thereof, after the Closing Date or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

4.03 Matters Applicable to all Requests for Compensation. A certificate of Administrative Agent or any Lender claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

4.04 Compensation. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a) any payment, mandatory or optional prepayment or conversion of or transfer pursuant to Section 2.01(b) of an Eurodollar Rate Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Article IX hereof) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 5.01 hereof to be satisfied) to (i) borrow, convert or continue a Eurodollar Rate Loan from such Lender on the date for such borrowing specified in the relevant Notice of Borrowing (Revolving Loan) given pursuant to Section 2.03 hereof, or (ii) prepay a Eurodollar Rate Loan from such Lender on the date for such prepayment specified in the relevant notice of prepayment given pursuant to Section 2.04 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, converted or not borrowed for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for United States Dollar deposits of leading lenders in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

4.05 Survival. The agreements and Obligations of the Borrower in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Matters to be Satisfied Upon Execution of Agreement. At the time the Lenders execute this Agreement, unless otherwise waived by the Lenders, Administrative Agent shall have received all of the following, in form and substance satisfactory to Administrative Agent and each Lender, and in sufficient copies for each Lender:

(a) Loan Documents. This Agreement, the Notes, the Security Agreements (which, with respect to the Borrower’s UK Security Agreement shall relate only to those accounts relating to inventory located in the United Kingdom included in the Borrowing Base Advance Cap on the Closing Date), the Parent Guarantee, financing statements, and each other document or certificate executed in connection with this Agreement, executed by each party thereto;

(b) Incumbency. Certificate of the Secretary of the Borrower and the Parent, certified as of the Closing Date, and certifying the names and true signatures of the officers of the Borrower and the Parent, as the case may be, authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by the Borrower or the Parent hereunder;

(c) Organization Documents; Existence; Good Standing. The articles or certificate of incorporation and the bylaws of the Borrower and the Parent as in effect on the Closing Date, all certified by the Secretary of the Borrower and the Parent, as the case may be, as of the Closing Date, together with certificates of existence for the Borrower and a good standing certificate for each of the Borrower and the Parent from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Borrower is qualified to do business as a foreign corporation, certified as of, or reasonably close to, the Closing Date;

(d) Legal Opinions.

(i)	An opinion of special New York counsel to the Borrower and the Parent and addressed to the Lenders in form and substance acceptable to Administrative Agent and the Lenders;

(ii)	An opinion of special Singapore counsel to the Borrower and addressed to the Lenders in form and substance acceptable to Administrative Agent and the Lenders; and

(iii)	An opinion of special UAE counsel to the Borrower and addressed to the Lenders in form and substance acceptable to Administrative Agent and the Lenders;

(e) Payment of Fees. The fee letters executed by the Borrower and evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Fortis’ reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, however, that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Administrative Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.08 and 11.04(a) and all costs of the auditors and consultants retained by the Lenders in connection with the Obligations of the Borrower to Administrative Agent;

(f) Certificate. A certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date, stating to the best of such officer’s knowledge that:

(i)	The representations and warranties contained in Article VI of the Agreement are true and correct in all material respects on and as of the date of this certificate;

(ii)	No Default or Event of Default exists or would result from the Credit Extension; and

(iii)	There has occurred no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) Filings; UCC Searches. (i) Evidence that all filings needed to perfect the security interests granted by the Security Agreements have been completed or due provision has been made therefore, (ii) UCC searches in each of the jurisdictions where the Administrative Agent and its counsel may reasonably request to determine the existence of Liens upon any of the Collateral or judgment or tax liens against the Borrower and the Parent;

(h) Intercreditor Agreement. The Intercreditor Agreement executed by each party thereto.

(i) Collateral Audit. An audit of the Eligible Accounts Receivable and Eligible Inventory of the Borrower prepared by a representative of the Administrative Agent. The Borrower shall pay the costs and expenses of such examination.

(j) Responsible Officer List. The Responsible Officer List;

(k) Payment of Certain Amounts under Existing Facilities. All amounts due under those certain credit facilities between (i) Fortis Capital Corp. and the Borrower dated January 10, 2006, and (ii) Brown Brothers Harriman & Co. and the Borrower dated December 6, 2005, shall be repaid with the proceeds of Loans made on the Closing Date. The Borrower shall provide evidence to the Administrative Agent of (x) such repayment and the termination of such unilateral facilities, and (y) the release and termination of all Liens relating to such unilateral facilities, all as reasonably acceptable to the Administrative Agent;

(l) Evidence of Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 7.06 hereof and the designation of the Administrative Agent as the loss payee and additional insured thereunder to the extent required by said Section 7.06, such certificates to be in such form and contain such information as is specified in said Section 7.06. In addition, the Borrower shall have delivered a certificate of an Authorized Officer setting forth the insurance obtained by it in accordance with the requirements of Section 7.06 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid; and

(m) Other Documents. Such other approvals, opinions, documents or materials as Administrative Agent or any Lender may request.

5.02 Matters to be Satisfied Prior to Each Request for Extension of Credit. On any date on which Borrower requests that any Lender make any Loans or Issue any Letter of Credit hereunder, unless otherwise waived by the Lenders, each of the following shall be true:

(a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement or the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date).

(b) Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c) No Material Adverse Effect. Since September 30, 2006, there shall have been no Material Adverse Effect.

Notwithstanding the foregoing, nothing contained in this Section 5.02 shall be construed to alter the UNCOMMITTED AND ABSOLUTELY DISCRETIONARY nature of this facility; regardless of whether the above requirements have been satisfied, all advances and Issuances of Letters of Credit are absolutely discretionary on the part of the Lenders in their sole and absolute discretion.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Administrative Agent and each Lender that:

6.01 Existence and Power. The Borrower and each of its Subsidiaries:

(a) is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) have the power and authority and all governmental licenses, authorizations, consents and approvals that are necessary to own their assets, carry on their business and to execute, deliver, and perform their respective Obligations under the Loan Documents;

(c) (i) as of the Closing Date, is duly qualified as a foreign corporation, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; provided, however, that the Borrower is not qualified as a foreign corporation or in good standing under the laws of the State of New York; and provided, further, that the Borrower does not have a place of business in Singapore and is not registered as a foreign company in Singapore under Part XI of the Companies Act, Chapter 50 of Singapore but the foregoing is not required in connection with the conduct of its business; and

(ii) as of any date on and after the date on which the requirements of Section 7.19 hereof have been satisfied to the Administrative Agent’s and the Lender’s reasonable satisfaction, is duly qualified as a foreign corporation, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; provided that the Borrower does not have a place of business in Singapore and is not registered as a foreign company in Singapore under Part XI of the Companies Act, Chapter 50 of Singapore but the foregoing is not required in connection with the conduct of its business; and

(d) is in compliance with all Requirements of Law.

6.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is party, have been duly authorized by its board of directors, and if necessary, shareholder action, and do not and will not:

(a) contravene the terms of the Organization Documents of the Borrower;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c) violate any Requirement of Law.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries, as applicable, of the Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits or proceedings, pending, or to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, Parent or any of its Subsidiaries or any of their respective properties which could reasonably be expected to have a Material Adverse Effect; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any of its Subsidiaries are in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07 ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a) The Borrower does not and never has maintained, contributed to or been obligated to maintain or contribute to a Plan. The Borrower’s ERISA Affiliates do not and never have maintained, contributed to or been obligated to maintain or contribute to a Plan which is a Pension Plan or a Multiemployer Plan. Each Plan of Borrower’s ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority or a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan of an ERISA Affiliate any of which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely (a) to finance working capital requirements related to Product activities; (b) to provide for Letters of Credit as described hereunder; and (c) to fund payments due to any Swap Bank under a Swap Contract. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09 Title to Properties. The Borrower and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10 Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges shown thereon to be due and payable, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets as due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

6.11 Financial Condition.

(a) The audited balance sheet of Borrower dated as of September 30, 2006:

(i)	fairly presents the financial condition of the Borrower as of the date thereof; and

(ii)	shows all material indebtedness and other liabilities, direct or contingent, of the Borrower as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b) Since September 30, 2006, there has been no Material Adverse Effect.

6.12 Environmental Matters. Except as previously specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13 Regulated Entities. Neither the Borrower, nor any Person controlling the Borrower, or any of its Subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject under any Federal or state statute or regulation to restrictions limiting its ability to incur the Obligations.

6.14 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed.

6.16 Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

6.18 Full Disclosure. None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.19 Office of Foreign Asset Control. Neither the Borrower nor any Affiliate of Borrower (i) is a Person with whom a Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, or (ii) is engaged in any dealings or transactions or otherwise be associated with such Persons.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall be continuing to consider making Revolving Loans or Issuing Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. The Borrower shall deliver to the Lenders, in form and detail satisfactory to the Lenders:

(a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated and consolidating financial statements of Borrower to include a balance sheet as at the end of such year and the related statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the public accounting firm of any material portion of Borrower’s records;

(b) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited financial statements of Parent to include a balance sheet as at the end of such year and the related statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the public accounting firm of any material portion of Borrower’s records;

(c) as soon as available, but not later than thirty (30) days after the end of each month, Borrower-prepared consolidated and consolidating financial statements of the Borrower and its Subsidiaries including a copy of the balance sheet as at the end of such month and the related statements of income or operations and shareholders’ equity for such month prepared in accordance with GAAP (and reflecting the Net Accounting Adjustment) and accompanied by an explanation of any discrepancy between such statements resulting from the differing methods of preparation; and

(d) as soon as available, but not later than ninety (90) days after the end of each fiscal quarter, consolidated Parent-prepared financial statements of Parent and its Subsidiaries including a copy of the balance sheet as at the end of such fiscal quarter and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter prepared in accordance with GAAP.

7.02 Certificates; Other Information. The Borrower shall furnish to the Administrative Agent and the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Subsections 7.01 (a) and (c), a Compliance Certificate executed by a Responsible Officer of the Borrower;

(b) on each Weekly Reporting Date, as of the last day of the immediately preceding week (or the next succeeding Business Day after such date in the event that such date is not a Business Day), a Borrowing Base Collateral Position Report and a Net Position Report, certified by a Responsible Officer of the Borrower; and

(c) promptly when available, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

7.03 Notices. The Borrower shall promptly notify Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that could reasonably be expected to become a Default or Event of Default;

(b) the occurrence of any event which could reasonably be expected to cause a material impairment of the Collateral Position;

(c) the occurrence of any event which could reasonably be expected to cause a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(d) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after the Borrower receives notice or becomes aware of such event), and deliver to Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

(i)	an ERISA Event;

(ii)	a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii)	the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate;

(iv)	the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(e) of any material change in accounting policies or financial reporting practices by the Borrower;

(f) of any trading in new Products by the Borrower within thirty (30) days of the date on which such trading first occurred; and

(g) with respect to any inventory in an Approved Foreign Location listed on Schedule 7.03(f) hereto, of any intended relocation of inventory to a location that has not been approved in writing by the Administrative Agent, or any intended new location of inventory owned by the Borrower, at least ten (10) Business Days prior to the date such inventory is to be stored at such location.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably could be expected to be) breached or violated as therein provided.

Each Swap Bank that has concluded a Swap Contract shall promptly notify the Administrative Agent of the Early Termination (as defined in such Swap Contract), or its equivalent, of the Swap Contract and the Administrative Agent shall promptly notify the Lenders of the same.

7.04 Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06 Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Administrative Agent, for the benefit of the Lenders, shall be named as an additional insured and loss payee under all such polices, without liability for premiums or club calls.

7.07 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except for Permitted Liens, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or Subsidiary, and provided that at such time the claim becomes a Lien (other than a lis pendens notice), it shall be promptly paid; and

(c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness.

7.08 Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act).

7.09 Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401 (a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each of its Subsidiaries to permit representatives and independent contractors of Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower. No more than one (1) audit at the premises of the Borrower or other location where its books and records are maintained shall be permitted in any calendar year at the request of the Lenders prior to the occurrence of an Event of Default (or more often, at the sole cost and expense of the Lender requesting such additional audit), provided that as many audits as may be reasonably requested shall be permitted at Borrower’s cost and expense subsequent to the occurrence and continuation of an Event of Default. Any reasonable out-of-pocket expenses or fees associated with such audits will be for the account of the Borrower.

7.11 Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

7.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans for the uses described in this Agreement and not in contravention of any Requirement of Law or of any Loan Document restrictions on use of loan proceeds. The Borrower shall not use the proceeds of any Loan or any Letter of Credit to acquire, directly or indirectly, any Margin Stock.

7.13 Collateral Position Audit. At such times as Administrative Agent deems advisable (which may be at the request of a Lender), the Borrower will allow Administrative Agent or an entity satisfactory to Administrative Agent to conduct a thorough examination of the Collateral Position, and the Borrower will fully cooperate in such examination. The Borrower will pay the costs and expenses of each such examination. The Borrower acknowledges that Administrative Agent will conduct a minimum of one such audit per year. At the request of any Lender, the Administrative Agent will provide such Lender with the results of such audit.

7.14 Payments to Bank Deposit Accounts. The Borrower shall (i) notify in writing and otherwise take such reasonable steps to ensure that all Account Debtors under any of its Accounts forward payment in the form of cash, checks, drafts or other similar items of payment directly to the Bank Deposit Accounts or directly by wire transfer to the Bank Deposit Accounts and shall, if requested by Administrative Agent, provide Lenders with reasonable evidence of such notification, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited all payments under such Accounts to the Bank Deposit Accounts. In the event that any Account Debtor does not make any payment directly to the Bank Deposit Accounts, Borrower shall promptly deposit such amounts into the Bank Deposit Accounts.

7.15 Financial Covenants. The Borrower shall at all times maintain:

(a) minimum Working Capital equal to the greater of (i) $15,000,000.00 or (ii) the amount of Working Capital then required on Schedule 7.15 hereto, as such amount corresponds to the Maximum Amount as of the date of calculation.

(b) minimum Threshold Working Capital greater than $12,000,000.00.

(c) minimum Equity equal to the greater of (i) $15,000,000.00 or (ii) the amount of Equity then required on Schedule 7.15 hereto, as such amount corresponds to the Maximum Amount as of the date of calculation.

(d) minimum Threshold Equity greater than $12,000,000.00.

(e) a Working Capital Leverage Ratio not to exceed 9.0:1.0.

7.16 Security for Obligations. The Borrower shall at all times maintain security interests in favor of the Lenders so that the Lenders shall have a first priority perfected Lien on all of assets of the Borrower and any of its Subsidiaries, to secure the Borrower’s Obligations hereunder, under the other Loan Documents and with respect to Swap Contracts, and the Borrower’s Obligations under Swap Contracts shall be secured on a pari passu basis with the Borrower’s other Obligations and the Swap Banks shall share in recoveries and distributions from the Collateral which recoveries and distributions shall be allocated in accordance with the terms of the Intercreditor Agreement.

7.17 Inventory located in the UAE. All inventory located in the UAE will be deposited at a warehouse which is registered with the DMCC and authorized by the DMCC to issue depository gold receipts, which, on the Closing Date shall be those warehouses identified on Schedule 7.03(f) as being located in Dubai.

7.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.

7.19 Qualification to Do Business in the State of New York. The Borrower shall, no later than May 31, 2007, provide evidence reasonably satisfactory to the Administrative Agent and the Lenders that the Borrower is duly qualified as a foreign corporation and in good standing under the laws of the State of New York.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Lenders waive compliance in writing:

8.01 Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Borrower or any of its Subsidiaries on the Closing Date and set forth in Schedule 8.01 securing Indebtedness;

(b) any Lien created under any Loan Document or Swap Contract;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and, with respect to any such warehousemen’s or landlord’s lien, such liens only secure accrued rental charges;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Borrower or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens; provided that the enforcement of such Liens is effectively stayed or bonded pending appeal in a manner acceptable to the Administrative Agent; and provided, further, that any such liens that are unstayed may exist with respect to judgments in the aggregate at any time outstanding for the Borrower and its Subsidiaries not to exceed $3,000,000.00;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(i) purchase money security interests (including capital leases) on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, however, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $500,000.00; and

(j) any Lien in the form of Cash Collateral (which has not been Cash Collateralized for the benefit of the Lenders) which has been granted by the Borrower to secure the margin requirements of a swap contract permitted under Section 8.06(b), provided that such Cash Collateral has been deducted from the Borrowing Base Advance Cap.

8.02 Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except for the sale of assets in the ordinary course of its business.

8.03 Limitation on Indebtedness. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to or in accordance with, this Agreement;

(b) Indebtedness consisting of trade payables in the ordinary course of business;

(c) Indebtedness existing on the Closing Date, and described on Schedule 8.01;

(d) Indebtedness in respect of purchase money security interests permitted by Section 8.01 hereof;

(e) Indebtedness in respect of Contingent Obligations permitted by Section 8.06 hereof; and

(f) Subordinated Debt that has been approved by the Lenders.

8.04 Transactions with Affiliates. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

8.05 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, or (e) in a manner inconsistent with this Agreement.

8.06 Contingent Obligations. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) swap contracts entered into in the ordinary course of business as bona fide hedging transactions (including Swap Contracts); and

(c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and described on Schedule 8.06.

8.07 Restricted Payments. The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

(d) the Borrower may declare or pay cash dividends or make distributions to Parent from time to time, provided that such distributions shall not at any time exceed an amount equal to the excess of the Borrowing Base Advance Cap over the aggregate amount of outstanding Loans and the Face Amount of outstanding Letters of Credit as of the date such distributions are made; and provided, further, that (i) no Default or Event of Default shall have occurred hereunder or would result from the making of such distribution, and (ii) prior to and after giving effect to such distribution the Borrower is in strict compliance with the Loan Documents and this Agreement, including, without limitation, the guidelines set forth in Section 7.15 hereof (and the Borrower shall have provided the Administrative Agent with a certificate to that effect together with calculations relating thereto and appropriate backup information).

8.8 ERISA. The Borrower shall not, nor suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.9 Change in Business. The Borrower shall not, nor suffer or permit any of its Subsidiaries to, engage in any line of business different from the line of business carried on by the Borrower and its Subsidiaries on the date hereof.

8.10 Accounting Changes. The Borrower shall not, nor suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

8.11 Net Position. At no time will the Borrower allow its Net Position with respect to Products multiplied by the current market price relating thereto based on the most recent daily pricing provided by a commodity pricing report or other source acceptable to the Administrative Agent to exceed: (a) $5,000,000 for all positions relating to the same Unhedgeable Metal; (b) $10,000,000 for all positions relating to all Unhedgeable Metals in the aggregate, (c) $8,000,000 for all positions relating to the same Hedgeable Metal, and (d) $25,000,000 in the aggregate for all of the Borrower’s positions, whether relating to Hedgeable Metals or Unhedgeable Metals.

8.12 Change of Management. Borrower shall notify the Administrative Agent prior to any Change of Management. For purposes of this Section 8.12, “Change of Management” shall mean an officer of the Borrower ceases to be an officer of the Borrower or more than 50% of the Persons serving as directors of the Borrower on the Closing Date cease to serve as directors.

8.13 Risk Management Policy. The Borrower will not materially change its risk management policies without the prior written consent of Administrative Agent and all the Lenders. Borrower agrees that upon request by Administrative Agent, from time to time, the Borrower and the Lenders will review and evaluate Borrower’s risk management policies.

8.14 Capital Expenditures. Borrower will not make or commit to make any capital expenditure if after such commitment or expenditure a Default or Event of Default would exist under this Agreement.

8.15 Loans and Investments. Borrower shall not purchase or acquire, or make any commitment therefor, any equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any acquisitions, or make or commit to make any advance, loan, extension of credit (other than pursuant to sales or purchases on open account in the ordinary course of Borrower’s business) or capital contribution to or any other investment in, any Person.

8.16 Bank Deposit Accounts Investments. Borrower shall not purchase or acquire any investments to be held in a Bank Deposit Account other than cash equivalents and Marketable Securities.

8.17 Maximum amount of JV Eligible Accounts Receivable. In no event shall the Borrower own JV Eligible Accounts Receivable in an aggregate unpaid amount exceeding $10,000,000 at any time.

ARTICLE IX

EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Pavment. (i) The Borrower fails to pay any principal amount due hereunder or under any other Loan Document when such amount becomes due, including, without limitation, such amounts as may come due as a result of a “demand” made by the Required Lenders under the Notes or (ii) the Borrower fails to pay any interest, fees or other amount payable hereunder or under any other Loan Document and such failure is not cured within two (2) Business Days after the date due; or

(b) Representation or Warranty. Any representation or warranty made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, Parent, or any Responsible Officer furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or incomplete in any material respect on or as of the date made or deemed made; or

(c) Covenant Defaults. The Borrower fails to perform or observe any term, agreement or compliance guideline contained in Sections 7.01, 7.02, 7.04, 7.05, 7.06, 7.07, 7.13, 7.14, 7.15, 7.16, 7.19 or in Article VIII of this Agreement, or if any Compliance Certificate delivered on or before the required date pursuant to Section 7.02(a) indicates a failure to comply with the covenants referred to therein, if such failure is not cured by the Borrower within two (2) Business Days; or if the Borrower fails to perform or observe any other term, agreement or compliance guideline contained herein or in any other Loan Document, if such failure is not cured by the Borrower within fifteen (15) Business Days ; or

(d) Cross-Default. The Borrower, Parent or any Subsidiary of the Borrower (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other material condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if, after expiration of any grace or cure period therein provided, the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(e) Swap Contracts. There shall have occurred with respect to any Swap Contract to which the Borrower is a party an “Event of Default” or a “Termination Event” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) which entitles the applicable Swap Bank to terminate the Swap Contract; or

(f) Insolvency; Voluntary Proceedings. The Borrower, Parent or any Subsidiary of the Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Parent, the Borrower or any Subsidiary of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of Parent, the Borrower or any Subsidiary of the Borrower, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 45 days after commencement, filing or levy; (ii) Parent, the Borrower or any Subsidiary of the Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Parent, the Borrower or any Subsidiary of the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000.00; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000.00; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.00, or the aggregate of (i), (ii) and (iii) exceeds $1,000,000.00; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against Parent, the Borrower or any Subsidiary of the Borrower, which such judgment, order, decree or award is not effectively stayed pending appeal thereof, involving in the aggregate a liability as to any single or related series of transactions, incidents or conditions, to pay an amount of $3,000,000.00 or more; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower, Parent or any Subsidiary of the Borrower which does or would reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. There occurs any Change of Control not previously approved in writing by all the Lenders; or

(l) Adverse Change. There occurs a Material Adverse Effect.

IN NO EVENT SHALL ANY PROVISION OF THIS AGREEMENT PROVIDING FOR SPECIFIC EVENTS OF DEFAULT BE CONSTRUED TO WAIVE, LIMIT OR OTHERWISE MODIFY THE DEMAND NATURE OF THE LOANS WHICH MAY BE MADE PURSUANT TO THIS AGREEMENT, AND THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE LENDERS’ RIGHT TO DEMAND PAYMENT (TO BE EXERCISED BY THE REQUIRED LENDERS) AT ANY TIME FOR ANY REASON OR FOR NO REASON IS ABSOLUTE AND UNCONDITIONAL.

9.02 Remedies. If any Event of Default occurs, Administrative Agent may and shall, at the request of the Required Lenders:

(a) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law including, without limitation, seeking to lift the stay in effect under the Insolvency Proceeding;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01, the making of Loans and the Issuance of Letters of Credit under this Agreement shall automatically terminate and an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) together with the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent, the Issuing Bank or any Lender.

9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.4 Application of Payments. Except as expressly provided in this Agreement, from and after the date of the occurrence of any Sharing Event, all amounts thereafter received or recovered under this Agreement or any other Loan Document whether as a result of a payment by the Borrower, the exercise of remedies by the Administrative Agent under any of the Loan Documents, liquidation of collateral or otherwise, shall be applied according to Section 2.01 of the Intercreditor Agreement.

ARTICLE X

ADMINSTRATIVE AGENT

10.01 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as Administrative Agent and the Issuing Bank may agree at the request of the Required Lenders that Administrative Agent will act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank. Prior to the issuance of a Letter of Credit or upon the payment of any drawing on a Letter of Credit by the Issuing Bank other than Administrative Agent, the Issuing Bank shall provide written notice to Administrative Agent of the dollar amount, the date of such issuance or payment and the expiry date for such Letter of Credit. The Administrative Agent shall promptly notify each Lender of its receipt of such written notice from the Issuing Bank. Such issuance shall be subject to the consent of Administrative Agent. Such consent shall not result in the imposition of any liability upon Administrative Agent.

10.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3 Liability of Administrative Agent. None of Administrative Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Except as specifically provided for in this Agreement, no Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

10.04 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders or Required Lenders, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders or Required Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 5.01 and 5.02, each Lender that has executed this Agreement shall, unless it notifies the Administrative Agent to the contrary, be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

10.05 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to (i) defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders and (ii) so long as the Administrative Agent shall be an Issuing Bank, defaults in the payment of fees required to be paid to the Issuing Bank for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders or Required Lenders, as applicable, in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision. Each Lender acknowledges that none of Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of Administrative Agent-Related Persons.

10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with each Lender’s Pro Rata Share, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to Administrative Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent. THE FORGOING INDEMNITY INCLUDES AN INDEMNITY FOR THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE) OF AGENT-RELATED PERSONS.

10.08 Administrative Agent in Individual Capacity. Fortis and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Fortis were not Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Fortis or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Fortis shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or the Issuing Bank, and the terms “Issuing Bank” and “Lender” include Fortis in its individual capacity.

10.09 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Lenders shall appoint, from among the Lenders, a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders, and with the consent of the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

10.10 Foreign Lenders. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that

Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

10.11 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement, any other Loan Document or any Swap Contract and the termination of this Agreement; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been permanently paid in full; (vi) which constitutes funds in a Bank Deposit Account upon the transfer of such funds out of a Bank Deposit Account to the extent permitted hereunder, or (vii) if approved, authorized or ratified in writing by all the Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.11(b); provided, however, that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 10.11. The Administrative Agent shall provide information regarding such releases of Collateral described in clauses (i) through (v) and (vii) above upon the request of any Lender.

(c) Each Lender agrees with and in favor of each other that the Borrower’s obligations to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral.

10.12 Monitoring Responsibility. Each Lender will make its own credit decisions hereunder, including the decision whether or not to make advances or consent to the Issuance of Letters of Credit, thus the Administrative Agent shall have no duty to monitor the Collateral Position, the amounts outstanding under sub-lines or the reporting requirements or the contents of reports delivered by the Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers, (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by all the Required Lenders and the Borrower and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i)	no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to all the Lenders, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it;

(ii)	no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent;

(iii)	no amendment, waiver or consent shall, unless in writing and signed by all the Lenders: (a) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the amount or stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Uncommitted Line Portion or amend the Expiration Date, (b) result in a Credit Extension in excess of the Borrowing Base Advance Cap, (c) amend, modify or waive any provision of this Section 11.01, any provision of this Agreement which requires the consent or approval of all the Lenders or the Lenders, reduce the percentage specified in the definition of Required Lenders or the number of lenders specified therein, (d) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, (e) release any of the Collateral (except as otherwise permitted by Section 10.11 (b)(i)-(vi)), (f) amend or modify the definitions of “Maximum Amount,” “Borrowing Base Advance Cap” (or any of the categories or advance rates in clause (b) thereof), “Close-out Amount,” “L/C Sub-limit Cap,” or “Pro Rata Share,” (g) amend or modify the Security Agreements or Section 11.21, (h) amend or modify Section 2.05(a), (i) amend, modify or release the Parent Guarantee, or assign or transfer the obligations of the Parent thereunder, (j) amend or modify in any material respect the definition of “Approved Foreign Location” or the information set forth in Schedule 7.03(f) attached hereto, or (k) amend or modify in any material respect the provisions of Section 2.13;

(iv)	no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent and each Lender that is a Swap Bank at the time of such amendment, waiver or consent: (a) amend, modify or waive Sections 7.16, 9.04, 11.20 or 11.21, (b) release any of the Collateral (except as otherwise permitted by Section 10.11 (b)(i)-(vi), (c) amend, modify or release the Parent Guarantee, or (d) amend, modify or waive any other Section of this Agreement or any other Loan Document which amendment, modification or waiver would affect the rights and duties of the Swap Banks hereunder or thereunder; and

(v)	the fee letters executed by the Borrower in connection with this Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) From each Conversion to Reduced Funding Lenders Date forward (or until the next Conversion to Reduced Funding Lenders Date, if any, at which time one or more Lenders that had been Approving Lenders may become a Declining Lender),

(i)	all amendments to any Letter of Credit that is issued after such Conversion to Reduced Funding Lenders Date that increase the face amount of such Letter of Credit or extend the term of such Letter of Credit shall be made unilaterally by the Approving Lenders in respect of such Conversion to Reduced Funding Lenders Date, and

(ii)	there shall be no amendments to any Letter of Credit that was issued before such Conversion to Reduced Funding Lenders Date that increases the face amount of such Letter of Credit or extends the term of such Letter of Credit.

(c) Any Lender that elects to discontinue funding pursuant to Section 2.13 is considered a Lender for purposes of approvals or consents that require the approval or consent of all the Lenders or Required Lenders, as applicable, notwithstanding such Lender’s election to discontinue funding. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of any Loans, or participations in L/C Obligations required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder; provided, however, except as a result of the implementation of Section 2.13, the Pro Rata Share of such Lender may not be increased without the consent of such Lender, no payment to such Lender shall be decreased or postponed without the consent of such Lender, and the Applicable Margin may not be decreased without the consent of such Lender. In addition to any other requirements set forth herein with respect to amendments, consents or waivers, any amendment of, or waiver or consent under any Loan Document that affects the rights and obligations of a Swap Bank (in such capacity) requires the consent of such Swap Bank.

11.02 Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 11.02; or, in the case of the Borrower, Administrative Agent, or the Issuing Bank, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, Administrative Agent and the Issuing Bank. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the U.S. mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Administrative Agent and the Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Administrative Agent and the Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Administrative Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice reasonably believed by the Administrative Agent to have been given by or on behalf of the Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Costs and Expenses. The Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred by Administrative Agent in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender within three (3) Business Days after demand for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any Insolvency Proceeding or appellate proceeding), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

11.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person, the Issuing Bank, each Lender and their respective Affiliates, directors, partners, officers employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR

NOT ARISING OUT OF THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE) OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

11.06 Payments Set Aside. To the extent that the Borrower makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Uncommitted Line Portion and the Loans (including for purposes of this subsection (b) and participations in L/C Obligations) at the time owing to it); provided, however, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Uncommitted Line Portion and the Loans at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Uncommitted Line Portion (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent, shall not be less than $5,000,000, unless each of Administrative Agent, the Issuing Bank, and, so long as no Event of Default has occurred and is continuing, the Borrower (except an assignment by a Lender to an Affiliate of such Lender which such assignment shall not require the consent of Borrower) otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Uncommitted Line Portion assigned, and (iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, such Assignment and Acceptance to be in the form attached hereto as Exhibit D, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01(d), 4.02, 11.04 and 11.05). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender provided the replaced Notes are simultaneously returned to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Uncommitted Line Portions of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Uncommitted Line Portion and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection(e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided, however, that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.08 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Subsection 11.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h) Notwithstanding anything to the contrary contained herein, if at any time the Issuing Bank assigns all of its Uncommitted Line Portion and Loans pursuant to subsection (b) above, such Lender shall, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as the Issuing Bank. In the event of any such resignation as the Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank to the Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as the Issuing Bank. The resigning Issuing Bank shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of each of its resignation as the Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund participations in L/C Obligations pursuant to Section 3.03).

11.08 Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, partners, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, however, that, in the case of Information received from the Borrower after the date hereof, such Information is clearly identified in writing at the time of delivery as confidential. The foregoing is not intended to limit the Lenders’ obligations to maintain confidential information received from the Borrower under applicable laws. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender agrees that it and its respective Affiliates, partners, directors, officers, employees and agents (collectively, “Representatives”‘) will not use any of the Information for any reason or purpose other than in connection with its or any of its Affiliates’ business relationship with Borrower. Each of the Lenders specifically agrees that the Information will not be utilized to evaluate the current or prospective banking relationship between such Lender and any person or entity that is not a party to this Agreement. Each Lender agrees that it will not disclose to any person (other than a person to whom Information is otherwise permitted to be disclosed under this Section 11.08) the fact that Information has been disclosed to it or its Representatives. Each Lender shall be responsible for enforcing this Section 11.08 as to its Representatives.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Automatic Debits of Fees. With respect to any fee, commission, interest or any other cost or expense or other payment due hereunder (including Attorney Costs) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes Bank of America to debit from the Bank Deposit Accounts an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee, commission, interest or other cost or expense and to transfer such amount to the Administrative Agent to be applied to any such payment due hereunder, provided, however, that Administrative Agent shall promptly notify Borrower of any such debit. If there are insufficient funds in the Bank Deposit Accounts to cover the amount of the fee, commission, interest or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

11.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, Administrative Agent and Administrative Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.15 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, however, that the inclusion of supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.16 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.17 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE STATE COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, AGENT AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, UPON ITSELF AND HAVE IRREVOCABLY APPOINTED CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS REGISTERED AGENT FOR PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK.

11.18 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 Discretionary Facility. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR A CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE LENDERS AND THAT THE LENDERS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO ADVANCE ANY REVOLVING LOANS OR TO ISSUE ANY LETTER OF CREDIT. THE BORROWER UNDERSTANDS THAT WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE LENDERS MAY CEASE ADVANCING REVOLVING LOANS AND ISSUING LETTERS OF CREDIT AND AT THE DISCRETION OF THE REQUIRED LENDERS THE ADMINISTRATIVE AGENT MAY MAKE DEMAND FOR PAYMENT OF ALL OBLIGATIONS OF BORROWER TO IT AT ANY TIME. BORROWER REPRESENTS AND WARRANTS TO THE LENDERS THAT BORROWER IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.

11.20 Intercreditor Agreement. Each Lender hereby agrees that it shall take no action to terminate its obligations under the Intercreditor Agreement and will otherwise be bound by and take no actions contrary to the Intercreditor Agreement.

11.21 Payments Under UAE Pledge Agreement. Solely for the purpose of ensuring and preserving the validity and continuity of the security rights created under or pursuant to the Borrower’s UAE Pledge Agreement, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent any and all amounts due and payable by the Borrower to the Lenders and the Swap Banks under the Borrower’s UAE Pledge Agreement, and the Borrower, each Lender and the Administrative Agent acknowledge that for this purpose the Borrower’s obligations to the Lenders and the Swap Banks under the Borrower’s UAE Pledge Agreement (the “UAE Obligations”) are also obligations and liabilities of the Borrower to the Administrative Agent under the Borrower’s UAE Pledge Agreement, which are separate and independent from, and without prejudice to, the identical obligations which the Borrower has to the Lenders (other than the Administrative Agent) and the Swap Banks under this Agreement, provided that the amounts due and payable under this Section 11.21 (the “Parallel Debt”) shall be decreased to the extent that the Borrower has paid any amounts to the Lenders or the Swap Banks or any of them in respect of the UAE Obligations and vice versa and that the Parallel Debt shall not at any time exceed the aggregate of identical obligations which the Borrower has to the Lenders (other than the Administrative Agent) and the Swap Banks under the Borrower’s UAE

Pledge Agreement and vice versa. Except as expressly set out in this Section 11.21, nothing in this Section 11.21 shall in any way negate or affect the obligations, which the Borrower has to the Lenders and the Swap Banks under the Borrower’s UAE Pledge Agreement in respect of the UAE Obligations.

11.22 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTL COMMODITIES, INC.,
a Delaware corporation

By:	/s/ Scott J. Branch
	Name:	Scott J. Branch
	Title:	President

By:	/s/ Steven Springer
	Name:	Steven Springer
	Title:	CFO

708 Third Avenue New York, New York 10017 Attention: Steven Springer Telephone: (212) 485-3500 Facsimile: (212) 485-3505

FORTIS CAPITAL CORP.,
as Administrative Agent

By:	/s/ Kimberly Oates
Name:	Kimberly Oates
Title:	Director

By:	/s/ Cristina E. Roberts
Name:	Cristina E. Roberts
Title:	Managing Director Fortis Capital Corp.

520 Madison Avenue New York, New York 10022 Attention: Kimberly Oates Phone: (212) 340-5349 Fax: (212) 340-5340

[Signature Page to Credit Agreement]

FORTIS CAPITAL CORP.,
as a Lender

By:	/s/ Kimberly Oates
Name:	Kimberly Oates
Title:	Director

By:	/s/ Cristina E. Roberts
Name:	Cristina E. Roberts
Title:	Managing Director Fortis Capital Corp.

520 Madison Avenue New York, New York 10022 Attention: Kimberly Oates Phone: (212) 340-5349 Fax: (212) 340-5340

FORTIS BANK S.A./N.V. NEW YORK BRANCH, as Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

520 Madison Avenue New York, New York 10022 Attention: Kimberly Oates Phone: (212) 340-5349 Fax: (212) 340-5340

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Deborah P. Whittle
Name:	Deborah P. Whittle
Title:	Director

By:	/s/ A.C. Mathiot
Name:	A.C. Mathiot
Title:	Managing Director

787 Seventh Avenue, New York, NY 10019 Attn: Deborah Whittle, Director Phone: (212) 841-2463 Fax: (212) 841-2536

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:	/s/ Uma Surana
Name:	Uma Surana
Title:	Director

1221 Avenue of the Americas, 8th Floor New York, NY 10020 Attn: Uma Surana, Director Phone: (212) 278-7408 Fax: (212) 278-7953

[Signature Page to Credit Agreement]

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:	/s/ E. F. Aldrich
Name:	E. F. Aldrich
Title:	SVP

1251 Avenue of the Americas, 32nd Floor New York, NY 10020-1104 Attn: Edward F. Aldrich, Senior Vice President, Head of Commodity Finance Phone: (212) 282-3949 Fax: (212) 282-4385

SIGNATURE BANK,
as a Lender

By:	/s/ Robert A. Bloch
Name:	Robert A. Bloch
Title:	SVP

565 Fifth Avenue, 12th Floor New York, NY 10017 Attn: Robert A. Bloch &/or Tom Kasulka, SVP &/or SVP Phone: (646) 822-1827 &/of 1826 Fax: (646) 822-1833

[Signature Page to Credit Agreement]

BROWN BROTHERS HARRIMAN & CO.,
as a Lender

By:	/s/ Paul Feldman
Name:	Paul Feldman
Title:	SVP

140 Broadway New York, NY 10001 Attn: Kamal Nuri, Vice-President Phone:(212) 493-8423 Fax: (212) 493-8998

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NY BRANCH, as a Lender

By:	/s/ Akihiko Hamamura
Name:	Akihiko Hamamura
Title:	Senior Vice President & Group Head

1251 Avenue of the Americas New York, NY 10020-1104 Attn: Chan Park, SVP of Commodity Finance Group Phone: (212) 782-5509 Fax: (212) 782-5871

[Signature Page to Credit Agreement]